Exhibit 2.1

Dated 9 March 2020
G4S PLC and THE BRINK’S COMPANY
SHARE PURCHASE AGREEMENT relating to the sale and purchase of the entire issued share capital of G4Si International Logistics Group Limited

Linklaters LLP One Silk Street London EC2Y 8HQ
Telephone (44-20) 7456 2000
Facsimile (44-20) 7456 2222

Ref L-281712

Table of Contents
Contents    Page

1	Interpretation 1

2	Sale and Purchase 14

3	Consideration 15

4	Separation Matters 15

5	Closing 18

6	Post-Closing Adjustment 22

7	Warranties 23

8	Limitation of Liability 25

9	Claims 28

10	Undertakings and Covenants 31

11	Confidentiality 33

12	Insurance 35

13	Other Provisions 38
SIGNATORIES    1
Schedule 1 Not used    49
Schedule 2 The Company and the Subsidiaries    50
Schedule 3 The Properties    57
Schedule 4 Employees    60
Schedule 5 Intellectual Property Rights    64
Schedule 6 Closing Obligations    67
Schedule 7 Part 1 Closing Statement (Clause 6)    68
Schedule 7 Part 2 Form of Closing Statement (Clause 6)    73
Schedule 8 Not used    74
Schedule 9 Warranties given by the Seller under Clause 7.1    75
Schedule 10 Warranties given by the Purchaser under Clause 7.3    97

i

Schedule 11 Resignation of Directors    98
Schedule 12 Respondents to Seller’s Reasonable Enquiries    99

ii

Share Purchase Agreement
This Agreement is made on 9 March 2020
between:

(1)
G4S PLC, a company incorporated in England and Wales with registered number 04992207 and whose registered office is at 5th Floor, Southside, 105 Victoria Street, London, United Kingdom SW1E 6QT (the “Seller”); and

(2)	THE BRINK’S COMPANY, a company incorporated in Virginia with registered number 0261006-1 and whose registered office is at 1801 Bayberry Ct., Richmond, VA 23226, USA (the “Purchaser”).
Whereas:

(A)	The Seller has agreed to sell and procure the sale of the Shares (as defined below) and to assume the obligations imposed on the Seller under this Agreement.

(B)	The Purchaser has agreed to purchase and procure the purchase of the Shares and to assume the obligations imposed on the Purchaser under this Agreement.
It is agreed as follows:

1	Interpretation
In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1	Definitions
“Accepted Customer Claims” has the meaning given in Clause 5.6.4(ii);
“Accepted Shortfalls” has the meaning given in Clause 5.6.4;
“Accounts Date” means 31 December 2018;
“Agreed New Claims” has the meaning given in Clause 12.4.1;
“Agreed Terms” means, in relation to a document, such document in the terms agreed between the Seller and the Purchaser at the date of this Agreement and initialled for identification by the Seller’s Lawyers and the Purchaser’s Lawyers with such alterations as may be agreed in writing between the Seller and the Purchaser from time to time;
“Anti-Corruption Law” means:

(i)	the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions;

(ii)
the Foreign Corrupt Practices Act of 1977 of the United States of America, as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998, and as may be further amended and supplemented from time to time;

(iii)	the UK Bribery Act 2010; and

(iv)
any other Applicable Law (including any: (a) statute, ordinance, rule or regulation; (b) order of any court, tribunal or any other judicial body; and (c) rule, regulation, guideline or order of any public body, or any other administrative requirement) which:

(a)	prohibits the conferring of any gift, payment or other benefit on any person or any officer, employee, agent or adviser of such person; and/or

(b)
is broadly equivalent to paragraph (i) or (iii) above or was intended to enact the provisions of the OECD Convention described in paragraph (i) above or which has as its objective the prevention of corruption;

“Applicable Law” means any and all national, municipal, territory, state or local statute, enactment, ordinance or other law (including secondary and subordinate legislation, directives, by-laws, regulations, judgments, orders, decisions and rules), interpretations of any laws by any regulatory authority, any treaty or international convention or resolution, as applicable from time to time in any relevant jurisdiction, in each case to the extent that the same is legally binding upon the relevant party (including in relation to Tax);
“Associated Person” means, in relation to a company, a person (including any employee, agent or subsidiary) who performs (or has performed) services for or on behalf of that company;
“ATM” means an automated teller machine;
“ATM Services” means replenishment or depletion of Physical Cash to, or from, ATMs, or the servicing, maintenance, repair or operation of ATMs;
“Bid Amount” has the meaning given in Clause 3.1.1;
“Business Day” means a day which is not a Saturday, a Sunday or a public holiday in either England or Richmond, Virginia;
“Business IPR” means all Intellectual Property Rights which are used at the date of this Agreement in relation to the International Logistics Business and which are material to the International Logistics Business;
“Carve-out Accounts” means the accounts prepared by the Seller’s Group as set out at document 31.5 of the “Confidential Sensitive Information” folder in the Data Room;
“Carve-out Accounts Date” means 31 December 2018;
“Cash Balances” means:

(i)
cash in hand or credited to any account with a financial, lending or similar institution, less outstanding cheques and any pending debits where payments have been made but not yet processed with a financial, lending or similar institution;

(ii)	securities which are readily convertible into cash;

(iii)	any cash owned by the Seller or any G4Si Group Company that is required for the operations of the International Logistics Business in the ordinary course; and

(iv)	the total of the line items identified by an “X” in the “Cash Balances” column of the Closing Statement, but excluding any Physical Cash held by G4Si Group Companies on behalf of Cash Solutions Customers which is subject to the provisions of Clause 5.6;
“Cash Business” means the business of Cash in Transit, Cash Processing and ATM Services in the Cash Territories;
“Cash in Transit” means the collection, delivery or transportation of Physical Cash;

“Cash Pool Facility” means the overdraft facility made available by Bank Mendes Gans for the purposes of the Seller’s Group’s cash pooling arrangements;
“Cash Processing” means sorting, counting, checking or processing of Physical Cash;
“Cash Technology Brands” means any registered or unregistered trade marks, trade names, brands or logos used by the Seller or the Seller’s Group in connection with Cash Technology Solutions, including but not limited to “G4S”, “Cash360”, “Deposita”, “G4S Pay”, “Retail Solutions”, “CAS”, “Safe Express”, “Terminal Management System”, “COPS”, “CashOps”, “Client Zone”, “Smart Zone”, “Smart View”, “Smart Pay”, “Smart View” and “Cash Manager”;
“Cash Technology Business” means the sale, supply, installation and maintenance of Cash Technology Solutions;
“Cash Technology Solutions” means any products or services (whether marketed under the Cash Technology Brands or otherwise) involving one or more of the following:

(i)	the sale or distribution of Hardware;

(ii)	the sale or distribution of Software; and/or

(iii)	reporting, reconciliation, change orders, tracking or forecasting in connection with Physical Cash, in each case as existing at the date of this Agreement;
“Cash Territories” means each of Belgium, Cyprus, Czech Republic, Dominican Republic, Estonia, Hong Kong Special Administrative Region, Indonesia, Republic of Ireland, Kuwait, Latvia, Lithuania, Luxembourg, Macau Special Administrative Region, Malaysia, Netherlands, Philippines and Romania (but excluding Northern Ireland);
“Claim” means a claim against the Seller for breach of or under this Agreement including any Seller’s Warranty Claim and an Indemnity Claim but excluding a claim for breach of or under Clause 5.6.4 or Clause 6 or a Tax Claim;
“Claims Made Policies” means any insurance policies held by the Seller’s Group and/or a G4Si Group Company (including without limitation any directors and officers liability insurance policies) which are in force at the date of this Agreement and which provide cover in relation to Pre-Closing Matters on a claims made basis;
“Clean Team Agreement” means the clean team agreement dated 5 February 2020, between the Seller and the Purchaser pursuant to which the Seller made available to the Purchaser certain confidential information relating to the G4Si Group and the Wider Group;
“Closing” means the completion of the sale of the Shares pursuant to Clauses 5.1, 5.2 and 5.3;
“Closing Date” means the date on which Closing takes place;
“Closing Statement” means the statement to be prepared, and agreed or determined, in accordance with Clause 6 and Schedule 7;
“Company” means G4S International Logistics Group Limited, a company incorporated in England and Wales with registered number 12437342 and whose registered office is at 5th Floor, Southside, 105 Victoria Street, London, United Kingdom SW1E 6QT;

“Confidential Information” has the meaning given in Clause 11.2.4(i);
“Confidentiality Agreements” means the confidentiality agreement dated 21 September 2018 and the letter dated 26 April 2019 pursuant to which the Seller made available to the Purchaser certain confidential information relating to the G4Si Group and the Wider Group, and the Clean Team Agreement;
“Consideration” means the final consideration paid by the Purchaser for the Shares after any adjustment in accordance with Clause 6 and Schedule 7;
“Consignment” means the consignments, each with a unique seal number, used in the business of the G4Si Group Companies and which contain Valuables, whether contained in a sealed bag or otherwise;
“Consignment Statement” has the meaning given in Clause 5.6.1;
“Customer” means a customer of a G4Si Group Company who owns Valuables which are in the custody of such G4Si Group Company at the Relevant Time;
“Customer Confirmation” has the meaning given in Clause 5.6.3(i);
“Data Room” means the electronic data room containing documents and information relating to the Wider Group made available by the Seller online at Merrill DatasiteOne, copies of which are saved in electronic format on USB flash drives and the contents of which are listed in Appendix 1 (which sets out the contents as at 23:59 on 10 February 2020) and Appendix 2 (which sets out an agreed list of documents made available after 23:59 on 10 February 2020) to the Disclosure Letter;
“Disclosure Letter” means the disclosure letter dated on or around 26 February 2020 from the Seller to the Purchaser;
“Draft Closing Statement” has the meaning given to it in Clause 6.1;
“Effective Time” means immediately before midnight (local time) on the Closing Date;
“Employee” has the meaning given in Schedule 4;
“Encumbrance” means any claim, charge (fixed or floating), mortgage, lien, option, equitable right, power of sale, pledge, hypothecation, usufruct, retention of title, right of pre-emption, right of first refusal, right to acquire, tag-along right or put option right assignment by way of security or trust arrangement for the purpose of providing security or other security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing (but excluding: (i) any licences of Intellectual Property Rights; and (ii) any such third party rights under or pursuant to the third party shareholder documents provided to the Purchaser’s Lawyers by the Seller’s Lawyers on a counsel-to-counsel basis prior to the date of this Agreement);
“Estimated Cash” means the Seller’s reasonable estimate of the aggregate of the G4Si Group Companies’ Cash Balances;
“Estimated Intra-Group Financing Payables” means, in respect of each G4Si Group Company, the Seller’s reasonable estimate of the Intra-Group Financing Payables;
“Estimated Intra-Group Financing Receivables” means, in respect of each G4Si Group Company, the Seller’s reasonable estimate of the Intra-Group Financing Receivables;

“Estimated Third Party Indebtedness” means the Seller’s reasonable estimate of the Third Party Indebtedness of the G4Si Group Companies;
“Estimated Working Capital” means the Seller’s reasonable estimate of the Working Capital;
“Estimated Working Capital Adjustment” means the amount by which the Estimated Working Capital is greater than the Normalised Working Capital Target (in which case it will be added to the Bid Amount for the purposes of Clause 5.3) or by which it is less than the Normalised Working Capital Target (in which case it will be deducted from the Bid Amount for the purposes of Clause 5.3);
“Existing Financing Arrangements” means all of the banking facilities (including overdraft facilities but excluding the Cash Pool Facility) between any third-party provider of finance and any G4Si Group Company that are in place at the date of this Agreement (but excluding any trade debts arising in the ordinary course of business), as detailed in document 6.2 of the “Group-wide documents” folder of the Data Room;
“EY Structure Paper” means Volumes I, II and III of the Project Atlas pre-transaction structure paper prepared by Ernst & Young LLP dated 24 February 2020;
“Fairly Disclosed” means disclosed in reasonable detail and specificity as would enable a reasonable purchaser to identify in all material respects the relevant facts, nature and scope of the matter concerned;
“Final Payment Date” means 10 Business Days after the date on which the process described in paragraph 3 of Part 1 of Schedule 7 for the agreement or determination of the Closing Statement is complete;
“Finance Provider” has the meaning given in Clause 4.5.1;
“First SPA” means the share purchase agreement between the Seller and the Purchaser dated on or around 26 February 2020 for the sale and purchase of the entire issued share capital of G4S Cash Solutions Holdings No 2 Limited, G4S Cash Solutions Holdings B.V., G4S Cash Solutions Belgium S.A./N.V. and G4S Group Holding (Asia) B.V.;
“Fundamental Warranties” means the warranties set out in paragraphs 1.1, 14 and 15 of Schedule 9, and “Fundamental Warranty” means any one of them;
“G4S Pension Scheme” means the G4S Pension Scheme established in the UK and currently governed by a definitive trust deed and rules dated 21 October 2010 (as amended);
“G4S Trade Marks” means all Trade Marks owned by any member of the Seller’s Group which have been used by the G4Si Group in relation to the International Logistics Business in the period of 12 months prior to Closing, including in the names and logos set out in Part 2 of Schedule 5;
“G4Si Group” means the G4Si Group Companies, taken as a whole;
“G4Si Group Companies” means the Company and its Subsidiaries, and “G4Si Group Company” means any one of them;
“G4Si Group Companies’ Cash Balances” means the aggregate amount of the Cash Balances held by or on behalf of the G4Si Group Companies at the Effective Time;
“G4Si Group Company Guarantees” has the meaning given in Clause 13.1.4(ii);

“Group Tax Arrangement” has the meaning given to it in the Tax Indemnity;
“Hardware” means hardware or equipment capable of accepting, storing, checking and/or counting deposits of Physical Cash or dispensing Physical Cash, including smart safes, recyclers and/or any associated hardware or equipment;
“IFRS” means International Financial Reporting Standards endorsed by the EU, being the body of pronouncements issued by the International Accounting Standards Board (IASB), including International Financial Reporting Standards and interpretations approved by the IASB, International Accounting Standards and Standing Interpretations Committee interpretations approved by the predecessor International Accounting Standards Committee as endorsed under the EU accounting regulations and included in the periodic report showing the status of endorsement by the European Financial Reporting Advisory Group;
“Indebtedness” means, in relation to any person, the aggregate indebtedness of such person together with interest accrued, including all obligations under finance leases (as defined under IAS 17) but excluding trading debt or liabilities arising in the ordinary course of trading;
“Indemnified Person” means the Purchaser and each member of the Purchaser’s Group (including, from Closing, each G4Si Group Company);
“Indemnity Claim” means a claim under Clause 4.1;
“Intellectual Property Rights” means trade marks, service marks, rights in trade names, business names, logos or get-up, patents, rights in inventions, design rights, copyrights, database rights, rights in domain names and URLs, and all other similar rights in any part of the world (including in Know-how), whether registered or unregistered, including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations and all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world;
“International Logistics Business” means the business of shipment of Valuables across international borders;
“International Logistics Territories” means each of Australia, Dubai, Germany, Hong Kong Special Administrative Region, People’s Republic of China, Republic of Singapore, Republic of South Africa, Switzerland, Thailand, United Kingdom and United States of America;
“Intra-Group Financing Payables” means the aggregate of all outstanding loans or other financing liabilities or obligations (including, for the avoidance of doubt, interest accrued (including any amount required to be withheld and accounted for to the Tax Authority on account of Tax), but excluding amounts in respect of Tax) owed by a G4Si Group Company to a member of the Seller’s Group (other than a G4Si Group Company) as at the Effective Time including the total of the line items identified by an “X” in the “Intra-Group Financing Payables” column of the Closing Statement, but excluding any item which is included in calculating the G4Si Group Companies’ Cash Balances or the Third Party Indebtedness;
“Intra-Group Financing Receivables” means the aggregate of all outstanding loans or other financing liabilities or obligations (including, for the avoidance of doubt, interest accrued (including any amount required to be withheld and accounted for to the Tax Authority on account of Tax), but excluding amounts in respect of Tax) owed by a member of the Seller’s Group (other than a G4Si Group Company) to a G4Si Group Company as at the Effective Time including the total of the line items identified by an “X” in the “Intra-Group Financing

Receivables” column of the Closing Statement, but excluding any item which is included in calculating the G4Si Group Companies’ Cash Balances or the Third Party Indebtedness;
“Intra-Group Trading Payables” means all outstanding or accrued liabilities or obligations in the ordinary and usual course of business, and including interest accrued on such amounts and any applicable VAT (other than to the extent that such VAT must be accounted for under the reverse charge procedure such that the relevant supplier is relieved of its liability to account for and pay such VAT) owed by a G4Si Group Company to a member of the Seller’s Group (other than a G4Si Group Company) as at the Effective Time in respect of intra-group trading activity and the provision of services, facilities and benefits between them, but excluding any item which is included in calculating the Intra-Group Financing Payables;
“Intra-Group Trading Receivables” means all outstanding or accrued liabilities or obligations in the ordinary and usual course of business, and including interest accrued on such amounts and any applicable VAT (other than to the extent that such VAT must be accounted for under the reverse charge procedure such that the relevant supplier is relieved of its liability to account for and pay such VAT) owed by a member of the Seller’s Group (other than a G4Si Group Company) to a G4Si Group Company as at the Effective Time in respect of intra-group trading activity and the provision of services, facilities and benefits between them, but excluding any item which is included in calculating the Intra-Group Financing Receivables;
“IP Licences” means all licence agreements (whether written, implied or in any other form) relating to Intellectual Property Rights which are in existence immediately prior to Closing between any G4Si Group Company on the one hand and any member of the Seller’s Group on the other hand, but excluding any licences granted under the Transaction Documents;
“Know-how” means industrial and commercial information and techniques, in each case in any form not in the public domain, and including drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers;
“LCIA Rules” has the meaning given in Clause 13.15;
“Losses” means all losses, liabilities, costs (including legal costs and experts’ and consultants’ fees), claims, charges, expenses, penalties, actions, proceedings and demands;
“Luxembourg Company” means G4S Cash Solutions (Luxembourg) S.à r.l.;
“Luxembourg Put Option” means the put option agreement between the Seller and the Purchaser dated on or around 26 February 2020 in respect of the entire issued share capital of the Luxembourg Company;
“Management Accounts” means the unaudited aggregated management accounts of the Group Companies for the financial year ended 31 December 2019 in the Agreed Terms;
“Materials” means all assets and materials owned or used by, or on behalf of, the G4Si Group as at the Closing Date;
“Normalised Working Capital Schedule” means the documents set out in sub-folder 30 (Normalised Working Capital schedule) of the “Confidential Sensitive Information” folder in the Data Room;
“Normalised Working Capital Target” means a negative amount of £658,000;

“Occurrence Basis Policy” means any insurance policies held by the Seller’s Group and/or a G4Si Group Company (including without limitation any directors and officers liability insurance policies) which are in force at the date of this Agreement and which provide cover in relation to any Pre-Closing Matter on an occurrence basis;
“Period End Financial Data” means the period end financial data from 31 January 2019 to 31 December 2019 used for the Seller’s calculation of the Normalised Working Capital Target and included in the Normalised Working Capital Schedule;
“Permitted Claim” means:

(i)
in respect of an Occurrence Basis Policy, a bona fide claim relating to a Pre-Closing Matter (including, but not limited to, a claim which has been notified to the relevant insurer(s) before the Closing Date and is pending or outstanding at the Closing Date under such Occurrence Basis Policy); and

(ii)
in respect of a Claims Made Policy, a claim which has been notified (or which the Seller is entitled, pursuant to such Claims Made Policy, to notify) to the relevant insurer(s) on or before the Closing Date and which is pending or outstanding at the Closing Date;

“Physical Cash” means coins and banknotes;
“Plans” means the Relevant Benefit arrangements identified in the Data Room in each folder titled “10 Pensions and other employee plans” as being relevant to the warranty at paragraph 7.6 of Schedule 9 and “Plan” means any of the Plans;
“Plan Documents” means the documents relating to the Plans;
“Potential Shortfall” has the meaning given in Clause 5.6.3(iii);
“Pre-Closing Customer Claim” has the meaning given in Clause 5.6.3(iv);
“Processing Centre” means a location at which a G4Si Group Company processes or stores Valuables for Customers, a G4Si Group Company or a member of the Seller’s Group;
“Properties” means the properties set out in Schedule 3, and “Property” means any one of them;
“Purchase Price” has the meaning given in Clause 3.1;
“Purchaser’s Group” means the Purchaser and its subsidiaries from time to time (including, from Closing, the G4Si Group Companies);
“Purchaser’s Lawyers” means Allen & Overy LLP of One Bishops Square, London E1 6AD, United Kingdom;
“Relevant Benefit” means any pension, lump sum, gratuity, retirement indemnity, deferred compensation payment, or other benefit of a similar nature, given or to be given on retirement, or on death;
“Relevant Time” means the close of business on the Business Day prior to the Closing Date;
“Relevant Seller” means G4S Cash Solutions Holdings Limited, a company incorporated in England with registered number 11948621 and whose registered office is at 5th Floor Southside, 105 Victoria Street, London, England, SW1E 6QT;

“Relief” has the meaning given in the Tax Indemnity;
“Reorganisation” means the implementation of the Reorganisation Steps Plan as it relates to the G4Si Group Companies;
“Reorganisation Steps Plan” means the legal steps plans prepared by the Seller’s Group as set out at document 1.18 of the “Separation” folder in the Data Room (and as may be amended in accordance with the terms of any Wider Transaction Document);
“Reporting Accountants” means PricewaterhouseCoopers LLP or, if that firm is unable or unwilling to act in any matter referred to them under this Agreement, an independent firm of internationally recognised accountants to be agreed by the Seller and the Purchaser within seven days of a notice by one to the other requiring such agreement or failing such agreement to be nominated on the application of either of them by or on behalf of the President for the time being of the Institute of Chartered Accountants in England and Wales;
“Restricted Business” has the meaning given in Clause 10.1.1;
“Restricted Person” means a person or entity that is: (i) listed or referred to on, or owned or controlled (directly or indirectly) by a person or entity listed or referred to on, or acting on behalf of a person or entity listed or referred to on, any Sanctions List; (ii) resident in, incorporated under the laws of, or acting on behalf of a person or entity resident in or organised under the laws of, any country or territory that is the target of and/or subject to any comprehensive country- or territory-wide Sanctions (being, as at the date of this Agreement, Crimea, Cuba, Iran, North Korea and Syria); or (iii) otherwise a target of Sanctions;
“Retained Group” means the Seller’s Group other than the Wider Group;
“Sanctions” means the economic, financial and trade embargoes and sanctions laws, regulations, rules, export controls and/or restrictive measures administered, enacted or enforced by any Sanctions Authority (in all cases, from time to time in effect);
“Sanctions Authority” means: (i) the United Nations (including the United Nations Security Council), the United States, the European Union, any Member State of the European Union and the United Kingdom; and (ii) the respective governmental, judicial, public or regulatory agencies, authorities or bodies of any of the foregoing, including the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the United States Department of State, the European Commission and Her Majesty’s Treasury (“HMT”);
“Sanctions List” means the Specially Designated Nationals and Blocked Persons list maintained by OFAC, the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions maintained by the European Commission, the Consolidated List of Financial Sanctions Targets maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, a Sanctions Authority (in all cases, from time to time in effect);
“Second SPA” means the share purchase agreement between the Seller and the Purchaser dated on or around 26 February 2020 for the sale and purchase of the entire issued share capital of: (i) G4S Cash Solutions Philippines Inc.; (ii) G4S Cash Management B.V.; (iii) G4S Cash Solutions B.V.; (iv) G4S Cash Solutions Holding (Estonia) OÜ; (v) G4S International (NL) B.V.; and (vi) G4S Valuables Transportation (Macau) Limited;
“Secondment Agreement” has the meaning given in Schedule 4;

“Secure Solutions Business” means business relating to the provision or supply of integrated security solutions, alarms, guarding services, security risk management and/or consulting;
“Seller Affiliate Arrangement” means any contract, agreement or arrangement between one or more members of the Retained Group on the one hand, and one or more of the G4Si Group Companies on the other hand, excluding the Intragroup Financing Payables, the Intragroup Financing Receivables, the Intragroup Trading Payables, the Intragroup Trading Receivables, any agreements required to implement the Reorganisation in accordance with the Reorganisation Steps Plan and any Wider Transaction Document;
“Seller VAT Group” has the meaning given to it in the Tax Indemnity and “Seller VAT Groups” shall be construed accordingly;
“Seller’s Accounts” means the audited consolidated accounts of the Seller’s Group as at, and for the twelve month period ended on, the Accounts Date;
“Seller’s Facility Guarantees” means the guarantee and security arrangements given in relation to any Existing Financing Arrangements;
“Seller’s Group” means the Seller and its subsidiaries from time to time (including, prior to Closing, the G4Si Group Companies);
“Seller’s Group Guarantees” means any existing securities, guarantees, indemnities or instruments given by, issued by or binding upon the Seller or any member of the Seller’s Group or any person connected with any of them in respect of any liability of the G4Si Group Companies (including but not limited to: (i) back-to-back guarantees given by a member of the Seller’s Group in respect of guarantees that are given by a third-party provider in favour of a customer of a G4Si Group Company; and (ii) the guarantees given in relation to Existing Financing Arrangements of G4Si Group Companies which are listed in document 6.4 of the “Group-wide documents” folder of the Data Room), but excluding the Seller’s Facility Guarantees;
“Seller’s Group Insurance Policies” means all insurance policies (whether under policies maintained with third party insurers or any member of the Seller’s Group), other than Target Group Insurance Policies, maintained by the Seller’s Group under which, immediately prior to the Closing Date, any G4Si Group Company is entitled to any benefit, and
“Seller’s Group Insurance Policy” means any one of them;
“Seller’s Lawyers” means Linklaters LLP of One Silk Street, London EC2Y 8HQ, United Kingdom;
“Seller’s Warranty Claim” means a claim for breach of any Seller’s Warranty but excluding any Tax Warranty Claim;
“Seller’s Warranties” means the warranties given by the Seller pursuant to Clause 7 and Schedule 9, and “Seller’s Warranty” means any one of them;
“Senior Employee” means any Employee who is the Managing Director, Finance Director, HR Business Partner, Regional Director - Europe, Middle East, Africa, Russia & India, Regional Director, Americas, Global Head of Fine Art, Global Head of D & J, Business Development Director and Risk and Operations Director, of the International Logistics Business in any of the International Logistics Territories;

“Shares” means all the issued shares in the capital of the Company;
“Software” means computer programmes, software, firmware, code or databases of any type or description supplied in connection with Hardware or Cash Technology Solutions services;
“SONIA” means the Sterling Overnight Index Average which shall be calculated on the appropriate Reuters screen (or equivalent screen, if no Reuters screen is available) at 11.00 a.m. London time on the day specified for determination of an interest rate;
“State Pension Scheme” means all state pension, health and other social security arrangements to which any G4Si Group Company is required to contribute by its domestic law;
“Subsidiaries” means the companies listed in paragraph 2 of Schedule 2 and “Subsidiary” means any one of them;
“Surviving Clauses” means Clauses 1, 11 and 13.2 to 13.16, and “Surviving Clause” means any one of them;
“Target Group Insurance Policies” means all insurance policies held exclusively by and for the benefit of the G4Si Group Companies, and “Target Group Insurance Policy” means any one of them;
“Tax Authority” has the meaning given in the Tax Indemnity;
“Tax Claim” means a Wider Tax Warranty Claim or a Tax Indemnity Claim;
“Tax Indemnity” means the deed of covenant against Taxation in the Agreed Terms to be entered into on or around 26 February 2020 and a “Tax Indemnity Claim” means a claim for breach of, or under, the Tax Indemnity;
“Tax Warranties” means the warranties given by the Seller in paragraph 12 of Schedule 9 and a “Tax Warranty Claim” means a claim for breach of any of the Tax Warranties;
“Taxation” or “Tax” has the meaning given in the Tax Indemnity;
“Third Party Claim” has the meaning given in Clause 9.4;
“Third Party Indebtedness” means the aggregate amount (together with any accrued interest and any redemption penalties and fees payable) as at the Effective Time of all outstanding Indebtedness owed by the G4Si Group Companies to any third party (together with any amounts payable to the third party required to discharge such Indebtedness) less any Indebtedness owed by any third party to any G4Si Group Company and shall include any other liabilities that are included within the total of the line items identified by an “X” in the “Third Party Indebtedness” column of the Closing Statement, and, for the purposes of this definition, third party shall exclude: (i) any member of the Seller’s Group; and (ii) any G4Si Group Company;
“Trade Marks” means trade marks, service marks, and rights in business, company or trade names, logos, get-up, URLs or domain names, and all other similar rights in any part of the world, whether registered or unregistered, including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations and all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world;

“Transaction” means the proposed acquisition of the Shares by the Purchaser;
“Transaction Documents” means this Agreement, the Disclosure Letter, the Transitional Services Agreement, the Secondment Agreement and the Tax Indemnity and all other documents entered into pursuant to this Agreement and “Transaction Document” means any one of them;
“Transitional Services Agreement” means: (i) the transitional services agreement in relation to centrally provided services between G4S Corporate Services Limited and the Purchaser in the Agreed Terms (the “Central Services TSA”); and (ii) the local transitional services agreements each between a member of the Seller’s Group and a G4Si Group Company which incorporate the Central Services TSA except to the extent the Seller and the Purchaser agree that those terms are to be amended therein (the “Local TSAs”), in each case to be entered into at Closing in respect of the provision of certain services by a member of the Seller’s Group to a G4Si Group Company;
“Valuables” means Physical Cash, bullion, dore (unrefined gold), other precious stones, metals, fine art, documents, stored data, archives, artefacts, diamonds, jewellery or any other valuable items or commodities which can be physically stored by a G4Si Group Company;
“VAT” means within the European Union such Taxation as may be levied in accordance with (but subject to derogations from) Directive 2006/112/EC and outside the European Union any similar Taxation levied by reference to added value or sales;
“Wider Acquisition Documents” means: (i) this Agreement; (ii) the First SPA; (iii) the Second SPA; and (iv) subject to the exercise by the Seller of the put option contained therein, the Luxembourg Put Option, and each a “Wider Acquisition Document”;
“Wider Group” means each company which is due to be transferred to a member of the Purchaser’s Group pursuant to any Wider Acquisition Document and each company listed as a “Group Company” in schedule 2 of each such document;
“Wider Seller’s Warranties” means the warranties given by the Seller pursuant to Clause 7 and Schedule 9 to this Agreement, clause 9 and Schedule 9 to the First SPA, clause 9 and Schedule 9 to the Second SPA and clause 9 and Schedule 9 to the Luxembourg Put Option;
“Wider Seller’s Warranty Claims” means all claims for breach of the Wider Seller’s Warranties but excluding any Wider Tax Warranty Claim;
“Wider Tax Warranties” means the warranties given in paragraph 12 of Schedule 9, paragraph 12 of Schedule 9 to the First SPA, paragraph 12 of Schedule 9 to the Second SPA and paragraph 12 of Schedule 9 to the Luxembourg Put Option;
“Wider Tax Warranty Claim” means a claim for a breach of any of the Wider Tax Warranties;
“Wider Transaction Documents” means: (i) the Transaction Documents; (ii) the First SPA; (iii) the Second SPA; (iv) subject to the exercise by the Seller of the put option contained therein, the Luxembourg Put Option; and (v) all other documents entered into pursuant to or in connection with the foregoing;
“Working Capital” means the total of the line items identified by an “X” in the “Working Capital” column of the Closing Statement; and

“Working Capital Adjustment” means the amount by which the Working Capital exceeds the Normalised Working Capital Target (which amount shall be added to the Bid Amount for the purposes of Clause 3.1) or the amount by which the Working Capital is less than the Normalised Working Capital Target (which amount shall be deducted from the Bid Amount for the purposes of Clause 3.1).

1.2	Singular, plural, gender
References to one gender include all genders and references to the singular include the plural and vice versa.

1.3	References to persons and companies
References to:

1.3.1	a person include any company, partnership or unincorporated association (whether or not having separate legal personality); and

1.3.2	a company include any company, corporation or body corporate, wherever incorporated.

1.4	References to shares
References to shares shall include, where relevant, quotas.

1.5	References to subsidiaries and holding companies
A company is a “subsidiary” of another company (its “holding company”) if that other company, directly or indirectly, through one or more subsidiaries:

1.5.1	holds a majority of the voting rights in it;

1.5.2	is a member or shareholder of it and has the right to appoint or remove a majority of its board of directors or equivalent managing body;

1.5.3	is a member or shareholder of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it; or

1.5.4
has the right to exercise a dominant influence over it, for example by having the right to give directions with respect to its operating and financial policies, with which directions its directors are obliged to comply.

1.6	Schedules etc.
References to this Agreement shall include any Recitals and Schedules to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement. References to paragraphs and Parts are to paragraphs and Parts of the Schedules.

1.7	Reference to documents
References to any document (including this Agreement), or to a provision in a document, shall be construed as a reference to such document or provision as amended, supplemented, modified, restated or novated from time to time.

1.8	Information

References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.9	Legal Terms
References to any English legal term shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

1.10	Non-limiting effect of words
The words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them.

1.11	Meaning of “to the extent that” and similar expressions
In this Agreement, “to the extent that” shall mean “to the extent that” and not solely “if”, and similar expressions shall be construed in the same way.

1.12	Meaning of “procure”
With respect to any G4Si Group Company that has more than 50 per cent. of its share capital legally and beneficially owned by a person that is not: (i) prior to Closing, a member of the Seller’s Group; or (ii) after Closing, a member of the Purchaser’s Group, the word “procure” shall mean the Seller or the Purchaser (as applicable) exercising all of its rights that it is able to exercise (whether directly or indirectly) as a minority shareholder of the relevant G4Si Group Company.

1.13	Currency Conversion
Except: (i) as otherwise stated in this Agreement; and (ii) in relation to Clause 6 and Schedule 7, any amount to be converted from one currency into another currency for the purposes of this Agreement shall be converted into an equivalent amount at the Conversion Rate prevailing at the Relevant Date. For the purposes of this Clause 1.12:
“Conversion Rate” means the closing spot rate for a transaction between the two currencies in question on the Business Day immediately preceding the Relevant Date as published by Bloomberg or, if no such rate is quoted on that date, on the preceding date on which such rates are quoted;
“Relevant Date” means, save as otherwise provided in this Agreement, the date on which a payment or an assessment is to be made, save that, for the purposes of Clause 8, the date shall mean the date of this Agreement.

2	Sale and Purchase

2.1	On and subject to the terms of this Agreement:

(i)	the Seller shall procure that the Relevant Seller sells the Shares; and

(ii)	the Purchaser shall purchase the Shares.

2.2	The Seller covenants and shall procure that the Shares shall be sold and transferred by the Relevant Seller to the Purchaser with full legal and beneficial title, free from Encumbrances and together with all rights and advantages attaching to them as at Closing (including the right to receive all dividends or distributions declared, made or paid on or after Closing).

2.3
The Seller shall procure that the Relevant Seller waives and procure that on or prior to Closing any and all rights of pre-emption over the Shares and any shares in a G4Si Group Company that would otherwise be triggered by the Transaction are waived irrevocably by the persons entitled thereto.

3	Consideration

3.1	Amount
The consideration for the purchase of the Shares under this Agreement shall be an amount in Pounds Sterling equal to:

3.1.1	£55,000,000 (the “Bid Amount”);
plus

3.1.2	the G4Si Group Companies’ Cash Balances and the Intra-Group Financing Receivables;
minus

3.1.3	the Third Party Indebtedness and the Intra-Group Financing Payables;
plus or minus

3.1.4	the Working Capital Adjustment,
(together, the “Purchase Price”).

3.2	Payment of Consideration
The Purchase Price shall be paid by way of cash payments pursuant to Clauses 5.3 and 6.3.

3.3	Treatment of Payments
If any payment is made by the Seller to the Purchaser (or vice versa) in respect of any claim for any breach of this Agreement or pursuant to an indemnity or covenant to pay under this Agreement or under the Tax Indemnity, the payment shall, if and to the extent permitted by law, be treated as an adjustment of the consideration paid under this Agreement by the Purchaser for the Shares and the consideration shall be deemed to have been reduced (or increased, as the case may be) by the amount of such payment.

4	Separation Matters

4.1	G4S Pension Scheme

4.1.1	The Seller shall procure that, as soon as practicable following Closing:

(i)
G4S International Logistics (UK) Limited shall give written notice to the trustee of the G4S Pension Scheme to cease participating in the G4S Pension Scheme in accordance with the terms of the G4S Pension Scheme’s governing documents; and

(ii)	either:

(a)
an employment-cessation event occurs, or is treated as having occurred, in relation to G4S International Logistics (UK) Limited for the purposes of the Occupational Pension Schemes (Employer Debt) Regulations 2005 and, in accordance with such Regulations, G4S International Logistics (UK) Limited’s share of the difference between the value of the assets and the amount of the liabilities of the G4S Pension Scheme at that time (the “Section 75 Debt”) shall be calculated; or

(b)
a flexible apportionment arrangement takes effect in relation to G4S International Logistics (UK) Limited in accordance with the requirements of the Occupational Pension Schemes (Employer Debt) Regulations 2005 whereby another entity in the Seller’s Group takes responsibility under a legally enforceable agreement for all the liabilities of G4S International Logistics (UK) Limited in relation to the G4S Pension Scheme.

4.1.2
In the event that Clause 4.1.1(ii)(a) applies, save to the extent fully provided for in the Closing Statement, the Seller shall pay to the Purchaser an amount equal to the Section 75 Debt within 30 Business Days of the Section 75 Debt being paid by the Purchaser to the trustee of the G4S Pension Scheme.

4.1.3
The Seller shall also indemnify and keep indemnified each Indemnified Person in respect of any and all Losses which the Indemnified Person may suffer or incur arising out of, based upon or in connection with, whether directly or indirectly the exercise, or proposed exercise by the Pensions Regulator of any of its powers under sections 38-51 of the Pensions Act 2004 to issue a contribution notice or financial support direction to G4S International Logistics (UK) Limited in respect of the G4S Pension Scheme.

4.1.4
The aggregate liability of the Seller under this Clause 4.1 shall not exceed £5,000,000 (including any amounts payable by the Seller pursuant to Clause 13.10 but ignoring any payments by the Purchaser to the Seller pursuant to Clause 4.1.5).

4.1.5	Within one (1) calendar month of any payment by the Seller under this Clause 4.1, the Purchaser shall pay to the Seller an amount equal to any Taxation which:

(i)	is or has been saved; or

(ii)
could be expected to be saved (assuming that the relevant G4Si Group Companies continued to operate in their ordinary course of business as at the date of this Agreement and on the basis of the rates of Taxation current at the date of this Agreement), by the Purchaser, any G4Si Group Company, any member of any group of companies which the G4Si Group Companies may join or any member of the Purchaser’s Group as a result of the circumstances giving rise to any payment falling due from the Seller under this Clause 4.1 (including any contribution by the Purchaser, any G4Si Group Company or any member of the Purchaser’s Group to the G4S Pension Scheme) unless such saving has led to a Purchase Price increase (within the meaning of clause

1.8 of the Tax Indemnity). Notwithstanding any other provision of this Agreement, Clause 13.10.4 shall not apply to a payment by the Purchaser to the Seller under this Clause 4.1.5.

4.2	Intragroup Arrangements
Save as specifically provided for in Schedule 5, the Transitional Services Agreement or the Secondment Agreement, the Seller and the Purchaser agree and the Seller shall procure that each Seller Affiliate Arrangement in existence immediately prior to Closing shall terminate on Closing, without liability to any parties thereto (but without prejudice to any payments already accrued thereunder).

4.3	Employees
The provisions set out in Schedule 4 shall apply in relation to employment matters.

4.4	Intellectual Property Rights
The provisions set out in Schedule 5 shall apply in relation to Intellectual Property Rights.

4.5	Financing facilities
To the extent not already provided to the Purchaser, the Seller shall, as soon as practicable following Closing:

4.5.1	introduce the Purchaser and its representatives to the third-party providers of finance (each a “Finance Provider”) under the Existing Financing Arrangements; and

4.5.2
provide reasonable access to and reasonable assistance from those persons within the Seller’s Group (including the treasury team of the Seller’s Group) who are responsible for the procurement and management of the Existing Financing Arrangements, in order to assist the Purchaser and members of the Purchaser’s Group in their dealings with those Finance Providers under those Existing Financing Arrangements that the Purchaser wishes to continue after Closing for the benefit of the G4Si Group and/or the International Logistics Business (including, for the avoidance of doubt, in the seeking of any waiver of any change of control or equivalent provisions in the Existing Financing Agreements that are triggered by the Transaction).

4.6	Exclusion of G4Si Group Companies from Group Tax Arrangements and Seller VAT Groups

4.6.1
As soon as reasonably practicable after Closing, the Seller shall procure that (if not already done) the necessary notifications or applications are made to the relevant Tax Authority for the exclusion of each G4Si Group Company from the Group Tax Arrangements and/or Seller VAT Groups of which it forms part or to which it is a member, such exclusion to take effect from Closing or, if the relevant Tax Authority does not permit this, at the earliest date following Closing permitted.

4.6.2
Pending the taking effect of the applications referred to in Clause 4.6.1 and for so long thereafter as may be necessary, each of the Seller and the Purchaser shall procure that such information is provided to the other as may reasonably be required to enable all tax returns that are required to be made in relation to such Group Tax Arrangements and Seller VAT Groups.

4.7	Rectification confirmation
The Seller hereby confirms that it has prior to the date of this Agreement:

4.7.1
made filings to correct the lists of shareholders maintained by the Ministry of Commerce in Thailand in respect of G4S International Logistics Holding (Thailand) Limited and G4S International Logistics (Thailand) Limited; and

4.7.2
properly prepared and submitted the necessary application to the Financial Conduct Authority to ensure that the safe custody service offered by G4S International Logistics (UK) Limited is appropriately licensed under The Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations, 2017.

5	Closing

5.1	Date and place
Closing shall take place immediately following the signing of this Agreement at the offices of the Seller’s Lawyers, provided that the First SPA, Second SPA and the Luxembourg Put Option have not been terminated in accordance with their respective terms.

5.2	Closing events
On Closing, the parties shall comply with their respective obligations specified in Schedule 6. The Seller may waive some or all of the obligations of the Purchaser as set out in Schedule 6 and the Purchaser may waive some or all of the obligations of the Seller as set out in Schedule 6.

5.3	Payment on Closing
On Closing, the Purchaser shall pay to the Seller, an amount in cash in immediately cleared funds in Pounds Sterling which is equal to:

(i)	the Bid Amount;
plus

(ii)	the Estimated Cash and the Estimated Intra-Group Financing Receivables;
minus

(iii)	the Estimated Third Party Indebtedness and the Estimated Intra-Group Financing Payables;
plus or minus

(iv)	the Estimated Working Capital Adjustment.

5.4	Notifications to determine payments on Closing
The parties acknowledge that the Seller has notified the Purchaser prior to the date of this Agreement of the amount of:

(i)	the Estimated Cash;

(ii)	the Estimated Third Party Indebtedness;

(iii)	the Estimated Intra-Group Financing Receivables;

(iv)	the Estimated Intra-Group Financing Payables; and

(v)	the Estimated Working Capital,
each of such estimates having been prepared in good faith.

5.5	When Closing shall have taken place

5.5.1
All documents and items delivered at Closing pursuant to Clause 5.2 and Schedule 6 shall be held by the recipient to the order of the person delivering the same until such time as Closing shall have taken place pursuant to Clause 5.5.2.

5.5.2	Simultaneously with:

(i)
delivery of all documents and items required to be delivered at Closing pursuant to Clause 5.2 and Schedule 6 (or waiver of such delivery by the person entitled to receive the relevant document or item); and

(ii)	receipt into the account specified by the Seller pursuant to Clause 16.6.2 of the payment to be made pursuant to Clause 5.3 in immediately cleared funds in Pounds Sterling, the documents and items delivered pursuant to Clause 5.2 and Schedule 6 shall cease to be held to the order of the person delivering them and Closing shall have taken place.

5.6	Cash reconciliation

5.6.1
Immediately following the Relevant Time at the relevant Processing Centre, joint inspection teams composed of representatives of the Seller and the Purchaser shall, simultaneously at each other Processing Centre in the country in which the Processing Centre is located, record the number of tamper-evident Consignments (which, for the avoidance of doubt, shall not include opening such Consignments and counting the contents unless the seal has been created by a third party or counting the number of any Valuables not contained in a sealed bag (such as gold bars or buckets note ink) unless necessary to record the contents of the Consignment) and prepare a statement that records the number of Consignments, including the serial number of each Consignment, at the relevant Processing Centre (a “Consignment Statement”) which shall be signed by a representative of each of the Seller and the Purchaser.

5.6.2	For each Processing Centre, the Consignment Statements as agreed in accordance with Clause 5.6.1 shall each be final and binding on the parties, subject to Clause 5.6.3.

5.6.3	Following signing of the Consignment Statements:

(i)
the Seller shall request that Customers confirm the Valuables held by the G4Si Group Companies on their behalf (“Customer Confirmation”) no later than five Business Days after signing of the Consignment Statements;

(ii)
if any Customer does not provide a Customer Confirmation within five Business Days of signing of the Consignment Statements, the Purchaser shall use reasonable endeavours to communicate with the relevant Customer and obtain the relevant Customer Confirmations as soon as practicable and the Seller shall provide reasonable assistance if requested by the Purchaser;

(iii)
if any shortfalls are identified in respect of the number of Consignments (a “Potential Shortfall”), then, following completion of the Customer Confirmation process set out in Clauses 5.6.3(i) and (ii), the Seller shall be entitled to investigate such discrepancies and the Purchaser shall provide, or shall procure that members of the Purchaser’s Group and the G4Si Group Companies provide, the Seller with the assistance set out in Clause 5.6.7; and

(iv)
the Seller shall be entitled to investigate and have conduct of any claims brought by Customers that relate to the period prior to Closing and are submitted to the relevant G4Si Group Company within 90 days of Closing (each, a “Pre-Closing Customer Claim”) and the Purchaser shall provide, or shall procure that members of the Purchaser’s Group and the G4Si Group Companies provide, the Seller with the assistance set out in Clause 5.6.7. In conducting any claim pursuant to this Clause 5.6.3(iv), the Seller shall act in accordance with Clause 9.4.6(ii), where references to “Third Party Claim” shall be read as references to “Pre-Closing Customer Claim”.

5.6.4	The Seller shall indemnify and hold harmless the Purchaser from and against:

(i)
any discrepancies identified in the course of the Valuables reconciliation process set out in Clause 5.6.1 that following investigation by the Seller in accordance with Clause 5.6.3(iv) are proven to the reasonable satisfaction of the Seller, acting reasonably (“Accepted Shortfalls”); and

(ii)
any Losses resulting directly from Pre-Closing Customer Claims that, following investigation in accordance with Clause 5.6.3(iv), are proven to the reasonable satisfaction of the Seller, acting reasonably (“Accepted Customer Claims”).

5.6.5
Any payments due from the Seller to the Purchaser pursuant to Clause 5.6.4 shall be made within ten Business Days of becoming an Accepted Shortfall or an Accepted Customer Claim by wire transfer of immediately available funds to an account designated by the Purchaser to the Seller in writing.

5.6.6
Without prejudice to Clauses 12.3 and 12.4, for the avoidance of doubt, any shortfalls or claims by Customers that: (i) exclusively relate to the period after Closing; or (ii) are submitted to the relevant G4Si Group Company more than 90 days after Closing, shall be the sole responsibility of the Purchaser and the Purchaser shall be entitled to have the conduct of any such claims.

5.6.7
If the Seller investigates a Potential Shortfall or investigates and/or takes conduct of a Pre-Closing Customer Claim, the Purchaser shall (to the extent permitted by Applicable Law) procure that the Seller shall have reasonable access to the relevant documents and records transferred to the Purchaser pursuant to this Agreement (to the extent applicable) and the Purchaser will (to the extent permitted by Applicable Law) provide (or will procure that the relevant G4Si Group Company will provide) all documentation and other evidence as is available, including, without limitation, physical records, technical records such as ledgers, CCTV video, lock logs and trip sheets, and the Purchaser shall procure that the relevant employees shall provide reasonable assistance to the Seller in order to investigate, defend or progress any Potential Shortfall or Pre-Closing Customer Claim. The Purchaser shall (to the extent permitted by Applicable Law) also provide the Seller (or its representatives), upon written notice and in accordance with the G4Si Group’s policies (as were in place immediately prior to Closing), with access to the Employees, branches, secure areas, vehicles and customer sites as may be necessary to investigate a Potential Shortfall or Pre-Closing Customer Claim and the Purchaser will (or will procure that the relevant G4Si Group Company will) request documentation from the relevant Customer on behalf of the Seller in the event of any dispute with such Customer in relation to such investigation.

5.6.8
The Purchaser agrees and undertakes that it shall procure that, in respect of any Pre-Closing Customer Claims, the G4Si Group Companies shall continue to maintain and follow the loss reporting processes that were in place immediately prior to Closing for a period of 90 days from the Closing Date.

5.6.9
For the avoidance of doubt, Clause 12 applies such that the entitlement of the Purchaser or relevant G4Si Group Company (where appropriate) to be paid any proceeds actually received by the Seller under the Seller’s Group Insurance Policies is not prejudiced by this Clause 5.6, provided that there shall be no double recovery by the Purchaser in respect of a Loss under this Clause 5.6.

5.7	Repayments of Intra-Group Financing Payables and Intra-Group Financing Receivables

5.7.1	Immediately following Closing and subject to Clause 13.6.1:

(i)
the Purchaser shall procure that each relevant G4Si Group Company pays to the relevant member of the Seller’s Group an amount equal to any Estimated Intra-Group Financing Payables and shall acknowledge on behalf of each relevant G4Si Group Company the payment of the amount of Estimated Intra-Group Financing Receivables in accordance with Clause 5.7.1(ii); and

(ii)
the Seller shall procure that each relevant member of the Seller’s Group pays to the relevant G4Si Group Company an amount equal to any Estimated Intra-Group Financing Receivables and shall acknowledge on behalf of each relevant member of the Seller’s Group the payment of the amount of Estimated Intra-Group Financing Payables in accordance with Clause 5.7.1(i).

5.7.2	The repayments made pursuant to Clause 5.7.1 shall be adjusted in accordance with Clause 6.4 when the Closing Statement becomes final and binding in accordance with Clause 6.2.1.

5.8	Breach of Closing Obligations
If a party fails to comply with any material obligation in Clauses 5.2 and 5.3 and Schedule 6, the Purchaser, in the case of non-compliance by the Seller, or the Seller, in the case of non-compliance by the Purchaser, shall be entitled (in addition to and without prejudice to all other rights and remedies available) by written notice to the other parties served on the date on which Closing was due to take place:

5.8.1	to terminate this Agreement (other than the Surviving Clauses) without liability on its part or the part of those on whose behalf such notice is served; or

5.8.2	to effect Closing so far as practicable having regard to the defaults which have occurred; or

5.8.3
to fix a new date for Closing (being not more than 30 Business Days after the agreed date for Closing) in which case the provisions of Schedule 6 shall apply to Closing as so deferred but provided such deferral may only occur once.

6	Post-Closing Adjustment

6.1	Closing Statement
The Purchaser shall procure that as soon as practicable following Closing (and in any event within 90 Business Days) there shall be drawn up a draft of the Closing Statement (the “Draft Closing Statement”) in accordance with Schedule 7.

6.2	Determination of Closing Statement

6.2.1	The Draft Closing Statement as agreed or determined pursuant to paragraph 3 of Part 1 of Schedule 7 shall constitute the Closing Statement for the purposes of this Agreement.

6.2.2	The Closing Statement shall be final and binding on the parties.

6.2.3
The Working Capital, the G4Si Group Companies’ Cash Balances, the Third Party Indebtedness, the Intra-Group Financing Receivables and the Intra-Group Financing Payables shall be derived from the Closing Statement.

6.3	Adjustments to Consideration

6.3.1	G4Si Group Companies’ Cash Balances

(i)	If the G4Si Group Companies’ Cash Balances are less than the Estimated Cash, the Seller shall repay to the Purchaser an amount equal to the deficiency; or

(ii)	if the G4Si Group Companies’ Cash Balances are greater than the Estimated Cash, the Purchaser shall pay to the Seller an additional amount equal to the excess.

6.3.2	Intra-Group Financing Receivables

(i)	If the Intra-Group Financing Receivables are less than the Estimated Intra-Group Financing Receivables, the Seller shall repay to the Purchaser an amount equal to the deficiency; or

(ii)	if the Intra-Group Financing Receivables are greater than the Estimated Intra-Group Financing Receivables, the Purchaser shall pay to the Seller an additional amount equal to the excess.

6.3.3	Third Party Indebtedness

(i)	If the Third Party Indebtedness is greater than the Estimated Third Party Indebtedness, the Seller shall repay to the Purchaser an amount equal to the excess; or

(ii)	if the Third Party Indebtedness is less than the Estimated Third Party Indebtedness, the Purchaser shall pay to the Seller an additional amount equal to the deficiency.

6.3.4	Intra-Group Financing Payables

(i)	If the Intra-Group Financing Payables are greater than the Estimated Intra-Group Financing Payables, the Seller shall repay to the Purchaser an amount equal to the excess; or

(ii)	if the Intra-Group Financing Payables are less than the Estimated Intra-Group Financing Payables, the Purchaser shall pay to the Seller an additional amount equal to the deficiency.

6.3.5	Working Capital

(i)	If the Working Capital is less than the Estimated Working Capital, the Seller shall repay to the Purchaser an amount equal to the deficiency; or

(ii)	if the Working Capital exceeds the Estimated Working Capital, the Purchaser shall pay to the Seller an additional amount equal to the excess.

6.4	Adjustments to Repayment of Intra-Group Financing Payables and Intra-Group Financing Receivables
Following determination of the Closing Statement pursuant to Clause 6.2 and paragraph 3 of Part 1 of Schedule 7, if the amount of any Intra-Group Financing Payable and/or any Intra-Group Financing Receivable contained in the Closing Statement is greater or less than the amount of the corresponding Estimated Intra-Group Financing Payable or Estimated Intra-Group Financing Receivable, then the Seller and the Purchaser shall procure that such adjustments to the payments pursuant to Clause 5.7.1 are made as are necessary to ensure that (taking into account such adjustments) the actual amount of each Intra-Group Financing Payable and each Intra-Group Financing Receivable has been repaid by each relevant G4Si Group Company to the relevant member of the Seller’s Group or by the relevant member of the Seller’s Group to the relevant G4Si Group Company, as the case may be.

6.5	Payment

6.5.1	Any payment pursuant to Clause 6.3 or 6.4 shall be made in Pounds Sterling on or before the Final Payment Date.

6.5.2	Where any payment is required to be made pursuant to Clause 6.3 the payment made on account of the consideration shall be reduced or increased accordingly.

7	Warranties

7.1	The Seller’s Warranties

7.1.1	Subject to Clause 7.2, the Seller warrants to the Purchaser that:

(i)	the statements set out in Schedule 9 are true and accurate as of the date of this Agreement; and

(ii)	the Fundamental Warranties will be true and accurate at Closing as if they had been repeated at that Closing.

7.1.2	The only Seller’s Warranties given:

(i)
in respect of the Properties are those contained in paragraphs 4.1, 4.3, 6.1.1, 6.3.1 and 17.1.4 of Schedule 9 and each of the other Seller’s Warranties shall be deemed not to be given in respect of the Properties;

(ii)
in respect of workforce specific and employee benefit-related matters are those contained in paragraph 7 of Schedule 9 and each of the other Seller’s Warranties shall be deemed not to be given in respect of such matters; and

(iii)	in respect of Tax matters are those contained in paragraph 12 of Schedule 9 and each of the other Seller’s Warranties shall be deemed not to be given in respect of Tax matters.

7.1.3
Any Seller’s Warranty qualified by the expression “so far as the Seller is aware” or any similar expression shall, unless otherwise stated, be deemed to refer to the actual knowledge of Ashley Almanza, Tim Weller, Graham Foster, Soren Lundsberg, Jesus Rosano, Charles Baillieu, Matthew Ingham, Jenni Myles, Catherine Hooper, John Reed, Paul Carter, Nigel Roberts, Owen McWilliams, Sok Wah Lee and Julie Payne, having made reasonable enquiry of the persons listed in Schedule 12.

7.1.4
The Purchaser acknowledges and agrees that the Seller does not give or make any warranty or representation as to the accuracy of the forecasts, estimates, projections, statements of intent or statements of opinion provided to the Purchaser or any of its directors, officers, employees, agents or advisers on or prior to the date of this Agreement, including in the documents provided in the Data Room.

7.2	Seller’s Disclosures

7.2.1	The Seller’s Warranties are subject to the following matters:

(i)	any matter which is Fairly Disclosed in the Wider Transaction Documents, in the Disclosure Letter or in the documents provided in the Data Room; and

(ii)
any matter which is Fairly Disclosed in: (a) the separation due diligence report dated 19 February 2020 prepared by Eversheds Sutherland LLP; (b) volume 1 of the financial vendor due diligence report dated 19 June 2019 prepared by KPMG LLP; (c) volume 2a of the financial vendor due diligence report dated 16 July 2019 prepared by KPMG LLP; (d) the tax vendor due diligence report dated 18 July 2019 prepared by KPMG LLP; (e) the legal steps plan prepared by the Seller’s Group dated 21 February 2020 as provided by the Seller’s

Lawyers to the Purchaser’s Lawyers by email at 18:10 (London time) on 21 February 2020; and (f) the EY Structure Paper.

7.2.2
References in the Disclosure Letter to paragraph numbers shall be to the paragraphs in Schedule 9 to which the disclosure is most likely to relate. Such references are given for convenience only and shall not limit the effect of any of the disclosures, all of which are made against the Seller’s Warranties as a whole.

7.3	The Purchaser’s Warranties

7.3.1	The Purchaser warrants to the Seller that the statements set out in Schedule 10 are true and accurate as of the date of this Agreement.

7.3.2	The Purchaser further warrants to the Seller that the statements set out in Schedule 10 will be true and accurate at Closing as if they had been repeated at Closing.

8	Limitation of Liability

8.1	Time Limitation for Claims and Tax Claims
The Seller shall not be liable for any Claim or Tax Claim unless a notice of the Claim or Tax Claim is given by the Purchaser to the Seller specifying the matters set out in Clause 9.2:

8.1.1	in the case of any Seller’s Warranty Claim, within 18 months following the Closing Date;

8.1.2	in the case of any Indemnity Claim, within three years following the Closing Date; and

8.1.3	in the case of any other claims under this Agreement and any Tax Claim, within seven years following the Closing Date.

8.2	Minimum Claims

8.2.1
The Seller shall not be liable for any individual Seller’s Warranty Claim, Indemnity Claim or Tax Warranty Claim or a series of Seller’s Warranty Claims, Indemnity Claims or Tax Warranty Claims arising from substantially similar facts or circumstances, where the liability agreed or determined for any such Seller’s Warranty Claim, Indemnity Claims, Tax Warranty Claim or series of Seller’s Warranty Claims, Indemnity Claims or Tax Warranty Claims does not exceed £500,000.

8.2.2
Where the liability agreed or determined in respect of any such Seller’s Warranty Claim, Indemnity Claim or Tax Warranty Claim, or series of such Claims or Tax Warranty Claims, exceeds £500,000, the liability of the Seller shall be limited to the amount of the excess.

8.3	Aggregate Minimum Claims

8.3.1
The Seller shall not be liable for any Seller’s Warranty Claim or Tax Warranty Claim unless the aggregate amount of all Seller’s Warranty Claims and Tax Warranty Claims for which the Seller would otherwise be liable exceeds £3,500,000.

8.3.2	Where the liability agreed or determined in respect of: (i) all Seller’s Warranty Claims and Tax Warranty Claims referred to in Clause 8.3.1; and (ii) all Wider Seller’s Warranty

Claims and Wider Tax Warranty Claims exceeds £3,500,000, the liability of the Seller shall include the entire amount (and shall not be limited to the amount of the excess).

8.4	Maximum Liability
The maximum aggregate liability of the Seller for all claims under the Wider Transaction Documents (including this Agreement) shall be determined in accordance with clause 10.4 of the First SPA in respect of the relevant type of claim (including Claims and Tax Claims).

8.5	Contingent Liabilities
The Seller shall not be liable for any Claim or Tax Warranty Claim in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable.

8.6	Losses
The Seller shall not be liable for any Claim or Tax Claim or other claim under this Agreement (except for a claim under Clauses 2, 5.2, 5.6.4, 6, 10.1, 10.2 and 11.2) in respect of any indirect or consequential losses (including loss of profit or loss of goodwill).

8.7	Provisions
The Seller shall not be liable for any Claim if and to the extent that proper allowance, provision or reserve is made in the Closing Statement (in a column other than the “Other” column) or the Carve-out Accounts for the matter giving rise to the relevant Claim.

8.8	Matters Arising Subsequent to this Agreement
The Seller shall not be liable for any Claim if and to the extent that the relevant Claim has arisen as a result of:

8.8.1	Agreed matters
any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement, any other Wider Transaction Document, the Reorganisation Steps Plan or otherwise at the request in writing or with the approval in writing of the Purchaser;

8.8.2	Acts of the Purchaser
any act, omission or transaction of the Purchaser or any member of the Purchaser’s Group or any of the G4Si Group Companies, or their respective directors, officers, employees or agents or successors in title, after Closing;

8.8.3	Changes in legislation, regulation or practice

(i)
the passing of, or any change in, after the date of this Agreement, any law, rule or regulation of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect at the date of this Agreement;

(ii)	any change after the date of this Agreement of any generally accepted interpretation or application of any legislation; or

(iii)	any change after the date of this Agreement of any generally accepted accounting principles, procedure or practice.

8.8.4	Accounting and Taxation policies
any change in accounting or Taxation policy, bases or practice of the Purchaser or the Purchaser’s Group introduced or having effect after the date of this Agreement.

8.9	Insurance
Without prejudice to Clause 12, the Seller shall not be liable for any Claim if and to the extent that any of the G4Si Group Companies recovers such Losses in respect of which the Claim is made under any insurance policy held by a G4Si Group Company.

8.10	Net Financial Benefit
The Seller shall not be liable for any Claim in respect of any Losses suffered by the Purchaser or any G4Si Group Company if and to the extent that a member of the Purchaser’s Group receives any corresponding savings or net quantifiable financial benefit arising from such Losses or the facts giving rise to such Losses (for example where the amount (if any) by which any Taxation for which any member of the Purchaser’s Group would otherwise have been accountable or liable to be assessed is actually reduced or extinguished as a result of the matter giving rise to such liability).

8.11	Purchaser’s Actual Knowledge
The Seller shall not be liable for any Seller’s Warranty Claim or Tax Warranty Claim if and to the extent that the facts, matters or circumstances giving rise to the Seller’s Warranty Claim or Tax Warranty Claim were actually known by the Purchaser prior to signing this Agreement. For the purposes of this Clause 8.11, the actual knowledge of the Purchaser shall be deemed to be the actual knowledge of Doug Pertz, Ron Domanico, Paul Diemer, Josh Allen, Chris Parks, Dana O’Brien, Guillaume Nonain, Jiali Zhu, Paul Henry, David King, Andrea Sanchez, Simon Davis, Fred Mitchell, Frank Russo, Mike Beech, Dominik Bossart, Danielle Bacqueröet, Paibul Chanawatr, Marcie Kapaldo and Lisa Landry as at the date of this Agreement.

8.12	Waiver of rights
Save in the case of fraud or wilful concealment, the Seller undertakes to the Purchaser, the G4Si Group Companies and their respective employees to waive any rights or claims which it may have in respect of any inaccuracy or omission in or from any information or advice supplied or given by the G4Si Group Companies or their respective employees in connection with the giving of the Seller’s Warranties and the preparation of the Disclosure Letter.

8.13	Purchaser’s Right to Recover
If the Seller has paid to the Purchaser or a G4Si Group Company an amount in discharge of any Claim and subsequently the Purchaser or G4Si Group Company receives or recovers (whether by payment, credit or otherwise) a sum from a third party which indemnifies or compensates the Purchaser or the G4Si Group Company (in whole or in part) for the loss or liability which is the subject matter of the Claim, the Purchaser shall, or shall procure that the relevant G4Si Group Company shall, pay to the Seller as soon as practicable after receipt an amount equal to: (i) any sum recovered from the third party less any costs and expenses incurred in obtaining such recovery less the net amount of any Taxation attributable to the recovery, or if less; (ii) the amount previously received from the Seller less the net amount of any Taxation attributable to it. Any payment made by the Purchaser to the Seller under this Clause 8.13 shall be made by way of further adjustment of the consideration paid by the Purchaser for the Shares and the provisions of Clause 3.3 shall apply mutatis mutandis.

8.14	No Double Recovery and no Double Counting
No party may recover for breach of or under this Agreement or any Wider Transaction Document or otherwise more than once in respect of the same Losses suffered or amount for which the party is otherwise entitled to claim (or part of such Losses or amount), and no amount (including any Relief) (or part of any amount) shall be taken into account, set off or credited more than once for breach of or under this Agreement or any Wider Transaction Document or otherwise, with the intent that there will be no double counting for breach of or under this Agreement or any Wider Transaction Document or otherwise.

8.15	Mitigation of Losses
The Purchaser shall take, and shall procure that each member of the Purchaser's Group shall take all reasonable steps and shall give all reasonable assistance to avoid or mitigate any Losses which in the absence of mitigation might give rise to a liability for any claim for breach of or under this Agreement.

8.16	Tax Claims
The Seller shall not be liable for any Tax Claim if and to the extent that the exclusions in clause 5 of the Tax Indemnity apply.

8.17	Fraud
None of the exclusions or limitations contained in this Clause 8 or the Tax Indemnity shall apply to any claim for breach of or under this Agreement or the Tax Indemnity if and to the extent it arises or is increased as a result of fraud by the Seller or any member of the Seller’s Group.

9	Claims

9.1	Notification of Potential Claims
Without prejudice to the obligations of the Purchaser under Clause 9.2, if the Purchaser or any G4Si Group Company becomes aware of any fact, matter or circumstance that may give rise to a Claim or Tax Claim, the Purchaser shall as soon as reasonably practicable and in any event no later than 60 days after the date the Purchaser becomes aware of such fact, matter or circumstance, give a notice in writing to the Seller setting out such information as is available to the Purchaser or relevant G4Si Group Company. Failure to give notice within such period shall not affect the rights of the Purchaser except to the extent that the Seller is prejudiced by the failure.

9.2	Notification of Claims
Notice of any Claim or Tax Claim shall be given by the Purchaser to the Seller in accordance with and within the time limits specified in Clause 8.1 and shall include the Purchaser’s estimate of the amount of Losses which is, or is expected to be, the subject of the Claim or Tax Claim (including any Losses which are contingent on the occurrence of any future event).

9.3	Commencement of Proceedings
Any Claim or Tax Warranty Claim notified pursuant to Clause 9.2 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn nine months after the notice is given pursuant to Clause 9.2 unless:

9.3.1
at the relevant time legal proceedings in respect of the Claim or Tax Warranty Claim have been commenced, save in respect of any Losses which are contingent on the occurrence of any future event, in which event the nine month period shall commence from the date such contingent liability becomes an actual liability; or

9.3.2
the Claim arises as a result of or in connection with a Third Party Claim (as defined below) in relation to which the Seller has assumed conduct pursuant to Clause 9.4.5 or, in the case of a Tax Warranty Claim, the Seller has assumed, or has directed the Purchaser to assume, conduct of the Tax Warranty Claim pursuant to clause 16.1.1 or 16.1.2 of the Tax Indemnity.

9.4	Conduct of Third Party Claims
If the matter or circumstance that may give rise to a Claim other than a Tax Claim is a result of or in connection with a claim by a third party (a “Third Party Claim”) then:

9.4.1
the Purchaser shall, to the extent reasonably practicable and subject to Applicable Law, consult with the Seller in relation to the conduct of the Third Party Claim and shall take reasonable account of the views of the Seller before taking any action in relation to the Third Party Claim;

9.4.2
no admissions in relation to the Third Party Claim shall be made by or on behalf of the Purchaser or any member of the Purchaser’s Group and the Third Party Claim shall not be compromised, disposed of or settled without the written consent of the Seller, such consent not to be unreasonably withheld or delayed;

9.4.3
subject to the Seller indemnifying the Purchaser or member of the Purchaser’s Group concerned against all reasonable costs and expenses (including legal and professional costs and expenses) that may be incurred thereby, the Purchaser shall, or the Purchaser shall procure that the members of the Purchaser’s Group shall, take such action as the Seller may reasonably request to avoid, dispute, deny, defend, resist, appeal, compromise or contest the Third Party Claim;

9.4.4	the Seller shall, subject in each case to being paid all reasonable out-of-pocket costs and expenses:

(i)
make available to the Purchaser and the relevant G4Si Group Company such persons and all such information as the Purchaser may reasonably request for assessing, contesting, disputing, defending, compromising or appealing the Third Party Claim; and

(ii)
shall give the Purchaser and the relevant G4Si Group Company reasonable access to its premises and to its books and records for such purpose during normal business hours on any Business Day following reasonable notice being given to the Seller;

9.4.5
subject to 9.4.3, the Seller shall be entitled at its own expense and in its absolute discretion, by notice in writing to the Purchaser, to assume conduct of any Third Party Claim and to have the conduct of any related proceedings, negotiations or appeals;

9.4.6
if the Seller sends a notice to the Purchaser pursuant to Clause 9.4.5 and until such time as any final compromise, agreement, expert determination or non-appealable decision of a court or tribunal of competent jurisdiction is made in respect of that Third Party Claim or that Third Party Claim is otherwise finally disposed of:

(i)	the Purchaser shall, and the Purchaser shall procure that any member of the Purchaser’s Group shall:

(a)
give, subject to being paid all reasonable costs and expenses, all such information and assistance including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records (excluding, in each case, information or documents which are protected by legal professional privilege but including, in each case, information or documents that are subject to common interest privilege), as the Seller may reasonably request, including instructing such professional or legal advisers as the Seller may nominate to act on behalf of the Purchaser or other member of the Purchaser’s Group concerned but in accordance with the Seller’s instructions, provided that the appointment of such adviser or advisers shall have been approved in writing by the Purchaser (such approval not to be unreasonably withheld, conditioned or delayed); and

(b)
not make any admission of liability, agreement or compromise in relation to that Third Party Claim without the prior written approval of the Seller (such approval not to be unreasonably withheld, conditioned or delayed);

(ii)	the Seller shall:

(a)	consult with the Purchaser and take reasonable account of the views of the Purchaser before taking any action in relation to the Third Party Claim;

(b)
without prejudice to its ability to defend the Third Party Claim, conduct the Third Party Claim with a view to minimising any material harm to the goodwill and reputation of the Wider Group or the Purchaser’s Group;

(c)
keep the Purchaser informed of all relevant matters relating to the Third Party Claim and shall promptly forward or procure to be forwarded to the Purchaser copies of all correspondence and other written communications with such other information, including non-written records (except information or documents which are protected by legal professional privilege), relating to the Third Party Claim;

(d)
not make any admission of liability, settlement or compromise of the Third Party Claim without the written consent of the Purchaser, such consent not to be unreasonably withheld, conditioned or delayed. If the Purchaser or member of the Purchaser’s Group fails to consent to a settlement or compromise, the maximum liability of the Seller shall (without prejudice to Clause 8) not exceed the full amount of the proposed settlement or compromise and the Purchaser or member of the Purchaser’s Group shall be liable for any damages awarded in excess of the proposed settlement or compromise and costs incurred from (and including) the date the Seller notified the Purchaser of the settlement or compromise; and

(e)
indemnify, save as set out in Clause 9.4.6(ii)(d), the Purchaser or other member of the Purchaser’s Group concerned against all reasonable costs and expenses (including legal and professional costs and expenses) that may be incurred as a result of the Seller assuming conduct of the Third Party Claim.

9.4.7	The covenants in this Clause 9.4 may be enforced:

(i)	by any G4Si Group Company against the Seller; and

(ii)	by any member of the Seller’s Group against the Purchaser or a G4Si Group Company, under the Contracts (Rights of Third Parties) Act 1999.

9.4.8
The provisions of this Clause 9.4 may be varied or terminated by agreement between the Seller and the Purchaser (and the Purchaser may also release or compromise in whole or in part any liability in respect of rights or claims contemplated by this Clause 9.4) without the consent of any G4Si Group Company.

10	Undertakings and Covenants

10.1	Non-Competition

10.1.1
Subject to Clause 10.1.2, for a period of 2 years following the Closing Date, the Seller shall not, and the Seller shall procure that members of the Seller’s Group shall not, directly or indirectly, engage in (including by way of consultation, establishment, operation, investment, commercial involvement, common management or ownership) any business for the purpose of competing with the International Logistics Business of the G4Si Group Companies in the International Logistics Territories, as it existed in the relevant International Logistics Territory at the Closing Date (the “Restricted Business”).

10.1.2	Nothing in Clause 10.1.1 will apply to prevent or restrict the Seller or any member of the Seller’s Group from:

(i)
the provision of products or services relating to Cash Business or Cash Technology Business within International Logistics Territories, save to the extent an International Logistics Territory is also a Cash Territory;

(ii)	the provision of products and services relating to the Secure Solutions Business within International Logistics Territories; and

(iii)	the collection, delivery, transportation, shipment, storage or custody of Valuables within the borders of any country or jurisdiction.

10.2	Non-Solicit

10.2.1
Subject to Clause 10.2.3, for a period of 24 months following the Closing Date, the Seller shall not, and the Seller shall procure that members of the Seller’s Group and any employees of the Retained Group shall not, except as specifically permitted by the Wider Transaction Documents:

(i)
induce or attempt to induce any person who is at Closing a director or Senior Employee of a G4Si Group Company to leave the employment of that G4Si Group Company, or employ or attempt to employ any person who is at Closing a director or Senior Employee of a G4Si Group Company; or

(ii)
induce or attempt to induce any person, who is at Closing or has been at any time within the year prior to Closing a supplier of goods or services to a G4Si Group Company, to cease to supply, or to restrict or vary the terms of supply, to that G4Si Group Company.

10.2.2
Subject to Clause 10.2.3, for a period of 24 months following the Closing Date, the Purchaser shall not, and the Purchaser shall procure that members of the Purchaser’s Group and any employees of the Purchaser’s Group shall not:

(i)
induce or attempt to induce any person who is at Closing a director or Senior Employee of any member of the Retained Group to leave the employment of that Retained Group entity, or employ or attempt to employ any person who is at Closing a director or Senior Employee of any member of the Retained Group; or

(ii)
induce or attempt to induce any person, who is at Closing or has been at any time within the year prior to Closing a supplier of goods or services to any member of the Retained Group, to cease to supply, or to restrict or vary the terms of supply, to that Retained Group entity.

10.2.3
Neither the placing of an advertisement of, and the subsequent recruitment to, a post available to a member of the public generally nor the recruitment of a person through an employment agency shall constitute a breach of Clause 10.2.1 or Clause 10.2.2 provided that in the case of the recruitment of a person through an agency:

(i)	with respect to the restrictions set out in Clause 10.2.1, neither the Seller nor any member of the Seller’s Group nor any employee Retained Group; or

(ii)	with respect to the restrictions set out in Clause 10.2.2, neither the Purchaser nor any member of the Purchaser’s Group nor any employee of the Purchaser’s Group,

encourages or advises such agency to approach any such person.

10.2.4	Clauses 10.2.1 and 10.2.2 shall not apply in respect of the provision of audit services by PricewaterhouseCoopers LLP or any other member firms of PricewaterhouseCoopers International Limited.

10.3	Rebranding

10.3.1	It is expressly agreed that the Purchaser is not purchasing, acquiring or otherwise obtaining any right, title or interest in the G4S Trade Marks.

10.3.2
Except as expressly permitted by Part 1 of Schedule 5 or pursuant to any other Wider Transaction Document, the Purchaser shall not, and shall procure that no other member of the Purchaser’s Group shall, at any time following the Closing Date:

(i)	use the G4S Trade Marks; or

(ii)	hold itself out as having any current affiliation with any member of the Seller’s Group.

10.3.3	The provisions of Part 1 of Schedule 5 shall apply to the licensing of the G4S Trade Mark following the Closing Date.

10.4	Transfer of recovered money regarding cash losses

10.4.1	The provisions of this Clause 10.4 shall apply where all of the following circumstances exist:

(i)	at any time before the Closing Date, any loss or theft shall have occurred for which a G4Si Group Company is or is alleged to be liable;

(ii)
the G4Si Group Company, the Seller or any member of the Seller’s Group, or any of their respective insurers shall have paid to any person, whether before or after Closing, any amount by way of compensation for all or part of any such loss or theft; and

(iii)	all or part of any such loss or theft (or funds corresponding thereto) shall have been recovered by the G4Si Group Company or the Purchaser or any member of the Purchaser’s Group.

10.4.2
In such circumstances, the Purchaser shall, or shall procure that the G4Si Group Company or the member of the Purchaser’s Group, as the case may be, shall promptly and within 30 days of such sums being recovered and paid to it, pay to the Seller, or such member of the Seller’s Group as the Seller shall direct, all amounts so recovered (net of any costs and expenses incurred), in an amount not exceeding the sums paid to such person as referred to in Clause 10.4.1(iii) in respect of the loss or theft, provided that any amount recovered which is below £75,000 shall not give rise to any payment obligation on the part of the Purchaser in respect of recovery. Further, the Purchaser shall take, or shall procure that the G4Si Group Company or the member of the Purchaser’s Group, as the case may be, shall take, reasonable actions to achieve any such recovery as referred to in Clause 10.4.1(iii). The Purchaser agrees that it will co-operate fully with any requests for information from the Seller in relation to such amounts recovered under Clause 10.4.1(iii).

11	Confidentiality

11.1	Announcements
Save for the Announcements (as defined in the First SPA), no announcement, communication or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any member of the Seller’s Group or any member of the Purchaser’s Group without the prior written consent of the Seller and the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed). This shall not affect any announcement, communication, or circular required by law or any governmental or regulatory body or the rules of any stock exchange on which the shares of either party or its holding company are listed but the party with an obligation to make an announcement or communication or issue a circular (or whose holding company has such an obligation) shall consult with the other party (or shall procure that its holding company consults with the other party) insofar as is reasonably practicable before complying with such an obligation.

11.2	Confidentiality

11.2.1	The Confidentiality Agreements shall cease to have any force or effect from the date of this Agreement in so far as they relate to the G4Si Group Companies.

11.2.2
Subject to Clauses 11.1 and 11.2.3, each of the parties shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:

(i)	the existence and the provisions of this Agreement and of any agreement entered into pursuant to this Agreement;

(ii)	the negotiations relating to this Agreement (and any such other agreements);

(iii)
(in the case of the Seller) any information relating to the G4Si Group Companies following Closing and any other information relating to the business, financial or other affairs (including future plans and targets) of the Purchaser’s Group; or

(iv)
(in the case of the Purchaser) any information relating to the business, financial or other affairs (including future plans and targets) of the Seller’s Group including, prior to Closing, the G4Si Group Companies.

11.2.3	Clause 11.2.2 shall not prohibit disclosure or use of any information if and to the extent:

(i)
the disclosure or use is required by law, any governmental or regulatory body or any stock exchange on which the shares of a party or its holding company are listed (including where this is required as part of any actual or potential offering, placing and/or sale of securities of any member of the Seller’s Group or the Purchaser’s Group);

(ii)	the disclosure or use is required to vest the full benefit of this Agreement in either party;

(iii)	the disclosure or use is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or in order to enable a determination to be made by the Reporting Accountants under this Agreement;

(iv)	the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing party;

(v)
the disclosure is made to a party to whom assignment is permitted under Clause 13.3 on terms that such assignee undertakes to comply with the provisions of Clause 11.2.2 in respect of such information as if it were a party to this Agreement;

(vi)
the disclosure is made to professional advisers or auditors of any party on a need to know basis and on terms that such professional advisers undertake to comply with the provisions of Clause 11.2.2 in respect of such information as if they were a party to this Agreement;

(vii)
the disclosure of information relating to the G4Si Group Companies or the International Logistics Business is made by the Purchaser to any bank or financial institution in connection with the financing/refinancing (whether in whole or in part) by the Purchaser in the ordinary course of business not related to the Transaction, provided such person undertakes to comply with the provisions of Clause 11.2.2 in respect of such information as if it were a party to this Agreement;

(viii)	the information is or becomes publicly available (other than by breach of the Confidentiality Agreements or of this Agreement);

(ix)	the other party has given prior written approval to the disclosure or use;

(x)	the information is independently developed after Closing (other than by breach of the Confidentiality Agreements or of this Agreement); or

(xi)
the disclosure is reasonably required to facilitate any information and/or consultation process with any employees or Representative Body (as defined in paragraph 7 of Schedule 9), or any equivalent body of any member of the Seller’s Group or the Purchaser’s Group, or to allow any such body to comply with Applicable Law or its obligations under a Wider Transaction Document, provided that prior to disclosure or use of any information pursuant to Clause 11.2.3(i), (ii), (iii) or (vii), the party concerned shall, where not prohibited by law, consult with the other party insofar as is reasonably practicable and take reasonable account of the other party’s views.

11.2.4	If this Agreement terminates or lapses without Closing having occurred, the Purchaser shall, at its expense, as soon as practicable following request by the Seller:

(i)
return or destroy (at the Purchaser’s election), or procure the return or destruction (including by any professional advisers or auditors that received information pursuant to Clause 11.2.3(vi) or bank or financial institution that received information pursuant to Clause 11.2.3(vii)) of, all originals and hard copies of documents containing the information referred to in Clause 11.2.2(iv) (“Confidential Information”);

(ii)
permanently erase, or procure the permanent erasing of, all electronic copies of Confidential Information in its possession or under its custody or control (excluding any Confidential Information which is contained in an electronic file created pursuant to any routine backup or archiving procedure, so long as such file is not generally accessible beyond the need for disaster recovery or similar operations); and

(iii)	provide written confirmation to the Seller confirming that the requirements of Clauses 11.2.4(i) and (ii) have been complied with, provided that, without prejudice to any duties of confidentiality contained in this Agreement or the Confidentiality Agreements the Purchaser (and its professional advisers or auditors that received information pursuant to Clause 11.2.3(vi) or bank or financial institution that received information pursuant to Clause 11.2.3(vii)) may retain any Confidential Information as may be required by law or regulation.

12	Insurance

12.1	Permitted Claims
The Seller shall (and shall procure that each member of the Seller’s Group will):

12.1.1	not terminate or agree to terminate any Seller’s Group Insurance Policy and/or Target Group Insurance Policy in respect of which a Permitted Claim has been made or may be made;

12.1.2	not take (or omit to take) any action which could reasonably be expected to adversely affect the rights of any member of a G4Si Group Company to effect recovery of Permitted Claims; and

12.1.3
notify in accordance with the terms of the relevant Seller’s Group Insurance Policy and/or Target Group Insurance Policy any Permitted Claims of which the Seller (or any member of the Seller’s Group) becomes aware prior to the Closing Date and which have not previously been notified to insurers.

12.2	Insurance Policies from Closing

12.2.1	Without prejudice to Clause 12.1, the Purchaser acknowledges and agrees that from the Closing Date:

(i)
no G4Si Group Company shall have or be entitled to the benefit of any Seller’s Group Insurance Policy in respect of any event, act or omission that takes place after the Closing Date and it shall be the sole responsibility of the Purchaser to ensure that adequate insurances are put in place for the G4Si Group with effect from the Closing Date; and

(ii)
save to the extent required by Clause 12.1, neither the Seller nor any member of the Seller’s Group shall be required to maintain any Seller’s Group Insurance Policy for the benefit of any G4Si Group Company.

12.2.2	The Seller confirms that the notice period for the Target Group Insurance Policies on termination by the relevant insurer following a change of control event concerning the G4Si Group is 90 days.

12.3	Existing claims under Seller’s Group Insurance Policies
With respect to any claim made before the Closing Date by or on behalf of any G4Si Group Company under any Seller’s Group Insurance Policy, if and to the extent that:

12.3.1	the G4Si Group or the Purchaser’s Group has not been indemnified prior to the Closing Date in respect of the Losses in respect of which the claim was made; or

12.3.2	the Losses in respect of which the claim was made have not been taken into account in the: (i) the Carve-out Accounts; or (ii) the Closing Statement and reduced the Working Capital accordingly, the Seller shall (and shall procure that each member of the Seller’s Group will), consistent with past practice on such matters, use all reasonable endeavours after the Closing Date to recover all monies due from insurers and shall pay any monies received (after taking into account any deductible under the Seller’s Group Insurance Policies and less any Taxation suffered on the proceeds and any reasonable out of pocket expenses suffered or incurred by the Seller or any member of the Seller’s Group in connection with the claim) to the Purchaser or, at the Purchaser’s written direction, the relevant G4Si Group Company as soon as practicable after receipt.

12.4	New claims under Occurrence Basis Policies

12.4.1
With respect to any event, act or omission relating to any G4Si Group Company that occurred or existed prior to the Closing Date that is covered by an Occurrence Basis Policy which is a Seller’s Group Insurance Policy, the Seller shall, at the direction of the Purchaser or the relevant G4Si Group Company, make a claim under such insurance policy, provided that:

(i)	the Seller shall not be obliged to make any such claim if and to the extent that such claim is covered by an insurance policy held by the Purchaser or a member of the Purchaser’s Group;

(ii)	the Seller shall retain exclusive conduct of any such claim;

(iii)	the claim is promptly notified to the Seller upon the Purchaser becoming aware of the claim and in any event within three years after the Closing Date; and

(iv)	the relevant G4Si Group Company shall be liable for any deductible or excess under the Occurrence Basis Policy payable in respect of the claim, such claims being “Agreed New Claims”.

12.4.2
In the event a G4Si Group Company notifies an Agreed New Claim pursuant to Clause 12.4.1, the Seller shall (and shall procure that each member of the Seller’s Group will) at the Purchaser’s cost and consistent with past practice on such matters, make notifications and claims under the relevant Occurrence Basis Policy and use all reasonable endeavours to recover all monies due from insurers. The relevant G4Si Group Company shall be entitled to be paid any proceeds actually received under the Occurrence Basis Policy (less any deductible or excess actually paid by the Seller or any member of the Seller’s Group and less any Taxation suffered on the proceeds and any reasonable out of pocket expenses suffered or incurred by the Seller or any member of the Seller’s Group) provided that:

(i)
the Seller shall not be required, pursuant to any requests made by the Purchaser or any G4Si Group Company, to undertake or threaten litigation or incur any expenditure or liability without being put in funds by the Purchaser or G4Si Group Company prior to incurring any such expenditure or liability;

(ii)
neither the Purchaser nor any G4Si Group Company shall be entitled to any proceeds received by the Seller’s Group under any Occurrence Basis Policy except if and to the extent that such proceeds relate to an Agreed New Claim made pursuant to Clause 12.4.1 in respect of:

(a)	an event, act or omission connected with the carrying on of the business of the G4Si Group prior to the Closing Date; or

(b)
Losses for which the relevant G4Si Group Company has not already been reimbursed, indemnified or otherwise compensated for whether under this Agreement, the Tax Indemnity or the Wider Transaction Documents or otherwise; and

(iii)
the Purchaser shall provide (and shall procure that the relevant G4Si Group Company also provides) all assistance, information and co-operation reasonably requested by the Seller or the Seller’s representatives (including the Seller’s insurers, appointed claims handlers or any lawyers instructed in relation to such claim).

13	Other Provisions

13.1	Further Assurances

13.1.1
Each of the parties shall, and shall use reasonable endeavours to procure that any necessary third party shall, from time to time execute such documents and perform such acts and things as either of them may reasonably require to transfer the Shares to the Purchaser and to give the other the full benefit of this Agreement.

13.1.2
The Seller shall, and shall procure that the relevant members of the Seller’s Group shall, retain for a period of 10 years from Closing any books, records and documents if and to the extent they relate to the G4Si Group Companies or the business carried on by the G4Si Group Companies at Closing and shall, and shall procure that the relevant members of the Seller’s Group shall, if reasonably requested by the Purchaser, allow the Purchaser or the relevant G4Si Group Company reasonable access to such books, records and documents, including the right to take copies, at the Purchaser’s expense: (i) for the purposes of complying with any reporting or filing obligations relating to tax, accounting or regulatory matters; (ii) in order to negotiate, refute, settle, compromise or otherwise deal with any claim, investigation or enquiry by a regulatory authority regarding the G4Si Group Companies; and (iii) to enable the Purchaser’s Group and the G4Si Group Companies to comply with their own tax obligations or facilitate the management or settlement of their own tax affairs.

13.1.3
The Purchaser shall, and shall procure that the relevant G4Si Group Companies shall, retain for a period of 10 years from Closing any books, records and documents of the G4Si Group Companies if and to the extent they relate to the period prior to Closing and shall, and shall procure that the relevant G4Si Group Companies shall, if reasonably requested by the Seller, allow the Seller reasonable access to such books, records and documents, including the right to take copies, at the Seller’s expense: (i) for the purposes of complying with any reporting or filing obligations relating to tax, accounting or regulatory matters; (ii) in order to negotiate, refute, settle, compromise or otherwise deal with any claim, investigation or enquiry by a regulatory authority regarding the G4Si Group Companies; and (iii) to enable the Seller’s Group to comply with its own tax obligations or facilitate the management or settlement of its own tax affairs.

13.1.4	Release of Guarantees

(i)
The Purchaser shall use reasonable endeavours to procure as soon as reasonably practicable after Closing, the release of the Seller or any member of the Seller’s Group from the Seller’s Group Guarantees. Pending such release, the Purchaser shall indemnify the Seller and any member of the Seller’s Group against all amounts paid by any of them pursuant to the Seller’s Group Guarantees in respect of any such liability of the G4Si Group Companies which arises after Closing. If

(a)	any Seller’s Group Guarantee has not been released by the date that is six months after the Closing Date; or

(b)	any Seller’s Facility Guarantee has not been released by the date that is three months after the Closing Date;
the Purchaser shall, if requested by the Seller, promptly and in any event within three Business Days provide a sum of cash to the guaranteed party under that Seller’s Group Guarantee or Seller’s Facility Guarantee equal to the maximum amount that is being guaranteed under the Seller’s Group Guarantee or Seller’s Facility Guarantee (as applicable) to that guaranteed party. Such cash will be held by that guaranteed party as collateral for the obligations that are the subject of such Seller’s Group Guarantee or Seller’s Facility Guarantee and the Purchaser shall enter into the documents requested by that guaranteed party to reflect those collateral arrangements. After paying such cash to that guaranteed party the Purchaser shall procure the release of such Seller’s Group Guarantee or Seller’s Facility Guarantee and notify the Seller once the Seller’s Group Guarantee or Seller’s Facility Guarantee has been released.

(ii)
The Seller shall use reasonable endeavours to procure as soon as reasonably practicable after Closing, the release of each G4Si Group Company from any securities, guarantees or indemnities given by or binding upon the G4Si Group Company in respect of any liability of the Seller or any member of the Seller’s Group (the “G4Si Group Company Guarantees”). Pending such release, the Seller shall indemnify the G4Si Group Companies against all amounts paid by any of them pursuant to the G4Si Group Company Guarantees in respect of any such liability of the G4Si Group Companies. If any G4Si Group Company Guarantee has not been released by the date that is six months after the Closing Date, the Seller shall, if requested by the Purchaser, promptly and in any event within three Business Days provide a sum of cash to the guaranteed party under that G4Si Group Company Guarantee equal to the maximum amount that is being guaranteed under the G4Si Group Company Guarantee to that guaranteed party. Such cash will be held by that guaranteed party as collateral for the obligations that are the subject of such G4Si Group Company Guarantee and the Seller shall enter (or procure the entry into of) the documents requested by that guaranteed party to reflect those collateral arrangements. After paying such cash to that guaranteed party the Seller shall procure the release of such G4Si Group Company Guarantee and notify the Purchaser once the G4Si Group Company Guarantee has been released.

13.1.5	Repayment of Intra-Group Trading Payables and Receivables

(i)
The Purchaser shall procure that the relevant G4Si Group Company repays to the relevant member of the Seller’s Group any Intra-Group Trading Payables within the time period specified in the relevant invoice or other documentation supporting the transaction from the relevant member of the Seller’s Group (such invoice or documentation being delivered in the ordinary course, including with respect to timing of delivery and payment).

(ii)
The Seller shall procure that the relevant member of the Seller’s Group repays to the relevant G4Si Group Company any Intra-Group Trading Receivables within the time period specified in the relevant invoice or other documentation supporting the transaction from the relevant G4Si Group Company (such invoice or documentation being delivered in the ordinary course, including with respect to timing of delivery and payment).

13.2	Whole Agreement

13.2.1
The Transaction Documents and the First SPA contain the whole agreement between the parties relating to the sale and purchase of the Shares to the exclusion of any terms implied by law which may be excluded by contract and supersede any previous written or oral agreement between the parties in relation to the sale and purchase of the Shares.

13.2.2
The Purchaser agrees and acknowledges that, in entering into the Transaction Documents and the First SPA, it is not relying on any representation, warranty or undertaking not expressly incorporated into them.

13.2.3
Each of the parties agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in or in connection with the Transaction Documents and the First SPA shall be for breach of the terms of the Transaction Documents and the First SPA and, save for any termination rights explicitly set out in the Transaction Documents and the First SPA, each of the parties waives all other rights and remedies (including rights and remedies to claim damages in tort or under statute or civil codes, or to (wholly or partly) rescind, nullify or terminate (whether by court or arbitral order or otherwise) the Transaction Documents and the First SPA) in relation to any such representation, warranty or undertaking.

13.2.4	Nothing in this Clause 13.2 excludes or limits any liability for fraud.

13.3	Assignment
Neither the Seller nor the Purchaser may, without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed), assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement save that:

13.3.1	the Purchaser may assign the benefit of this Agreement (in whole or in part) to any member of the Purchaser’s Group (from time to time); and

13.3.2	the Seller may assign the benefit of this Agreement (in whole or in part) to any member of the Seller’s Group (from time to time), provided that neither the Seller nor the Purchaser (as applicable) shall be under any greater obligation or liability thereby than if such assignment had never occurred and that the amount of loss or damage recoverable by the assignee shall be calculated as if that person had been originally named as the Purchaser or the Seller (as applicable) in this Agreement (and, in particular, shall not exceed the sum which would, but for such assignment, have been recoverable hereunder by the Purchaser or the Seller (as applicable) in respect of the relevant fact, matter or circumstance).

13.4	UK: Third Party Rights

13.4.1
A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement, except if and to the extent set out in this Clause 13.4 or as otherwise provided in this Agreement.

13.4.2	An assignee pursuant to Clause 13.3 may enforce and rely on this Agreement as if it were a party.

13.5	Variation
No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.

13.6	Method of Payment and Set Off

13.6.1
Any adjustments to such repayment pursuant to Clause 6.4 may be settled by payments between the Seller, for itself and on behalf of the relevant members of the Seller’s Group, and the Purchaser, for itself and on behalf of the relevant G4Si Group Companies.

13.6.2
The repayment of an Estimated Intra-Group Financing Receivables to be made to a G4Si Group Company or the repayment of an Estimated Intra-Group Financing Payable to be made to a member of the Seller’s Group pursuant to Clause 5.7.1 may be settled by payments between the Seller (or a member of the Seller’s Group), for itself and on behalf of the relevant members of the Seller’s Group, and the Purchaser (or a member of the Purchaser’s Group), for itself and on behalf of the relevant G4Si Group Companies.

13.6.3
Any payments pursuant to this Agreement shall be made in cash, in full, without any set off, counterclaim, restriction or condition and without any deduction or withholding (save as may be required by law or as otherwise agreed), except that:

(i)	payments due between the Seller and the Purchaser:

(a)	in relation to repayments of the Estimated Intra-Group Financing Payables and Estimated Intra-Group Financing Receivables pursuant to Clause 5.7.1 and 13.6.2; or

(b)	in relation to adjustments to those repayments pursuant to Clause 6.4, respectively, may be set off against each other to produce a net sum; and

(ii)	payments due between the Seller and the Purchaser pursuant to Clause 6.3 may be set off against each other to produce a net sum.

13.6.4
Any payments pursuant to this Agreement shall be effected by crediting for same day value the account specified by the Seller or the Purchaser (as the case may be) on behalf of the party entitled to the payment reasonably in advance and in sufficient detail to enable payment in cash by electronic transfer to be effected on or before the due date for payment.

13.6.5
Payment of a sum in accordance with this Clause 13.6 shall constitute a payment in full of the sum payable and shall be a good discharge to the payer (and those on whose behalf such payment is made) of the payer’s obligation to make such payment and the payer (and those on whose behalf such payment is made) shall not be obliged to see to the application of the payment as between those on whose behalf the payment is received.

13.7	Costs

13.7.1
The Seller shall bear all costs incurred by it and the Seller’s Group in connection with the preparation and negotiation of, and the entry into, the Wider Transaction Documents and the sale of the Shares.

13.7.2	The Purchaser shall bear all such costs incurred by it in connection with the preparation and negotiation of, and the entry into, the Wider Transaction Documents and the purchase of the Shares.

13.8	Notarial Fees, Registration, Stamp, Transfer Taxes and Duties
Subject to the provisions of the Tax Indemnity, the Purchaser shall bear the cost of all notarial fees and all registration, stamp and transfer taxes and duties or their equivalents in all jurisdictions where such fees, taxes and duties are payable in respect of the sale and purchase of the Shares pursuant to this Agreement. The Purchaser shall arrange the payment of such fees, taxes and duties, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with such payment. The Purchaser shall pay to the Seller or any other member of the Seller’s Group an amount equal to any Losses suffered by the Seller or member of the Seller’s Group as a result of the Purchaser failing to comply with its obligations under this Clause 13.

13.9	Interest
If a party defaults in the payment when due of any sum payable under this Agreement or the Tax Indemnity its liability shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (after as well as before judgment) at a rate per annum equal to SONIA. Such interest shall accrue from day to day.

13.10	Grossing-up

13.10.1
All sums payable under this Agreement shall be paid in cash free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever save only as may be permitted by Clause 13.6.1 or required by law. If any deductions or withholdings are required by law, the payer shall account to the relevant governmental authority or Tax Authority for the amount so required to be deducted or withheld and, except:

(i)	in the case of interest payable under Clause 13.9; and

(ii)
in the case of the Purchase Price where such withholding or deduction is: (a) required by a change of law introduced or coming into force after the date of this Agreement; and (b) not a withholding or deduction which would not have arisen but for the payer being incorporated or tax resident in the jurisdiction imposing such withholding or deduction, the payer shall be obliged to pay to the recipient such additional amounts as will ensure that the recipient receives, in total, an amount which (after such deduction or withholding has been made) is no more and no less than it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding, provided that if a party shall have transferred (for the avoidance of doubt, by whatever means, including by way of a declaration of trust or anything that amounts in substance to a transfer) the benefit in whole or in part of this Agreement or shall have changed its tax residence or the permanent establishment to which the rights under this Agreement are allocated or any affiliate or person with an interest in a party shall have transferred its rights under this Agreement or its interest in the party or changed its tax residence or the permanent establishment to which its rights under this Agreement or its interest in the party are allocated then the liability of the other party under this Clause 13.10.1 shall be limited to that (if any) which it would have been had no such transfer or change taken place.

13.10.2
The recipient or expected recipient of an amount paid under this Agreement (or any affiliate of or person with an interest in such recipient) shall take such measures as are reasonable to claim from the appropriate Tax Authority any exemption, rate reduction, refund, credit or similar benefit (including pursuant to any relevant double tax treaty) to which it is entitled in respect of any deduction or withholding in respect of which a payment has been made or would otherwise be required to be made pursuant to Clause 13.10.1 and, for such purposes, shall, within any applicable time limits, submit any claims, notices, returns or applications and send a copy thereof to the payer.

13.10.3
If the recipient of a payment made under this Agreement (or any affiliate of or person with an interest in such recipient) obtains a refund of or obtains and utilises a credit for any Taxation payable by it or similar benefit by reason of any deduction or withholding for or on account of Taxation then it shall reimburse to the payer such part of such additional amounts paid pursuant to Clause 13.10.1 as the recipient of the payment certifies to the payer will leave it (together with any affiliate of or person with an interest it) (after such reimbursement) in no better and no worse position than would have arisen if the payer had not been required to make such deduction or withholding.

13.10.4
Subject to Clause 4.1.5, where any payment is made or to be made under this Agreement pursuant to an indemnity, compensation or reimbursement provision (which, for the avoidance of doubt, shall not include any reimbursement made pursuant to Clause 13.10.3) then the sum payable shall be adjusted to such sum as will ensure that:

(i)
after payment of any Taxation charged on such sum in the hands of the recipient (or any affiliate of or person with an interest in such recipient) (including any Taxation which would have been charged in the absence of any Reliefs); and

(ii)	after giving credit for any Relief that is or will be available to the recipient (or any affiliate of or person with an interest in such recipient) in respect of the matter giving rise to the payment, the recipient shall be left with a sum equal to the sum that it would have received in the absence of such a charge to Taxation or Relief provided first that the reference in this Clause 13.10.4 to a Relief shall include any saving of Taxation which is the subject of Clause 4.1.5 and provided secondly that if a party shall have transferred (for the avoidance of doubt, by whatever means, including by way of a declaration of trust or anything that amounts in substance to a transfer) the benefit in whole or in part of this Agreement or shall have changed its tax residence or the permanent establishment to which the rights under this Agreement are allocated (or any affiliate of or person with an interest in a party shall have transferred its rights under this Agreement or its interest in the party or changed its tax residence or the permanent establishment to which its rights under this Agreement or its interest in the party are allocated) then the liability of the other party under this Clause 13.10.4 shall be limited to that (if any) which it would have been had no such transfer or change taken place.

13.10.5
Clause 13.10.4 shall not apply if and to the extent that the amount of the indemnity, compensation or reimbursement payment has already been adjusted to take account of the Taxation that will or would be charged on receipt or relief that is or will be available in respect of the matter giving rise to the payment.

13.10.6	Should the Purchaser consider that it is required by law so to withhold amounts from the Purchase Price which fall within Clause 13.10.1(ii), the Purchaser will:

(i)
notify the Seller at least twenty Business Days prior to making any deduction (which notice shall include a statement of the amounts the Purchaser intends to deduct or withhold in respect of making such payment and the applicable provision of law requiring it to withhold or deduct);

(ii)	provide the Seller with a reasonable opportunity to provide such forms or other evidence that would eliminate or reduce any such deduction or withholding; and

(iii)	cooperate in good faith with the Seller to reduce or eliminate such deduction or withholding.

13.11	VAT

13.11.1	Where under the terms of this Agreement one party is liable to indemnify or reimburse another party in respect of any costs, charges or expenses, the payment shall include an amount equal to any VAT thereon not otherwise recoverable by the other party, subject to that party using reasonable endeavours to recover such amount of VAT as may be practicable.

13.11.2
If any payment under this Agreement constitutes the consideration for a taxable supply for VAT purposes, then, unless specifically provided otherwise: (i) the recipient shall provide to the payer a valid VAT invoice; and (ii) except where the reverse charge procedure applies, and subject to the provision of a valid VAT invoice in accordance with (i), in addition to that payment the payer shall pay to the recipient any VAT due.

13.12	Notices

13.12.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)	in writing in English; and

(ii)	delivered by hand, e-mail, recorded or special delivery or courier using an internationally recognised courier company.

13.12.2
A Notice to the Seller shall be sent to such party at the following address or to such other person and address as the Seller may notify by Notice to the Purchaser from time to time in which case such person and address shall supersede the following address:

G4S PLC
5th Floor, Southside, 105 Victoria Street, London, United Kingdom SW1E 6QT
E-mail: Soren.lundsberg@g4s.com
Attention: Soren Lundsberg-Nielsen, Group General Counsel
With a copy to:
Linklaters LLP
One Silk Street, London EC2Y 8HQ
Email: Aedamar.Comiskey@Linklaters.com and Kanyaka.Ramamurthi@Linklaters.com
Attention: Aedamar Comiskey and Kanyaka Ramamurthi

13.12.3
A Notice to the Purchaser shall be sent to such party at the following address or to such other person and address as the Purchaser may notify by Notice to the Seller from time to time in which case such person and address shall supersede the following address:

The Brink’s Company
555 Dividend Dr, Coppell, TX 75019, United States
E-mail: Dobrien@brinkscompany.com and lblackwood@brinkscompany.com and CorporateSecretary@brinkscompany.com
Attention: Dana O’Brien, General Counsel and Lindsay Blackwood

With a copy to:
Allen & Overy LLP
One Bishops Square, London E1 6AD
Email: David.Broadley@Allenovery.com and Lisa.Goransson@Allenovery.com
Attention: David Broadley and Lisa Goransson

13.12.4	Subject to Clause 13.12.5, a Notice shall be effective upon receipt and shall be deemed to have been received:

(i)	at the time recorded by the delivery company, in the case of recorded delivery;

(ii)	at the time of delivery, if delivered by hand or courier; or

(iii)	at the time of sending if sent by e-mail, provided that receipt shall not occur if the sender receives an automated message that the e-mail has not been delivered to the recipient.

13.12.5
A Notice that is deemed by Clause 13.12.4 to be received after 5.00 p.m. on any day, or on a Saturday, Sunday or public holiday in the place of receipt, shall be deemed to be received at 9.00 a.m. on the next day that is not a Saturday, Sunday or public holiday in the place of receipt.

13.12.6
For the purposes of this Clause 13.12, all references to time are to local time in the place of receipt. For the purposes of Notices by e-mail, the place of receipt is the place in which the party to whom the Notice is sent has its postal address for the purpose of this Agreement.

13.12.7
E-mail is not permitted for any Notice which: (i) terminates, gives notice to terminate or purports to terminate this Agreement; or (ii) notifies or purports to notify an actual or potential claim for breach of or under this Agreement.

13.13	Invalidity

13.13.1
If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

13.13.2
If and to the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 13.13.1, then such provision or part of it shall, if and to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 13.13.1, not be affected.

13.14	Counterparts
This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by executing any such counterpart.

13.15	Arbitration

13.15.1
The LCIA Arbitration Rules, as amended from time to time (the “LCIA Rules”) are incorporated by reference into this Clause 13.15 and capitalised terms used in this Clause 13.15 which are not otherwise defined in this Agreement have the meaning given to them in the LCIA Rules.

13.15.2
Any dispute, claim, difference or controversy arising out of or connected with this Agreement, including a dispute as to the validity, existence interpretation, performance, breach or termination or the consequences of its nullity and any dispute relating to any non-contractual obligations arising out of or in connection with this Agreement or this Clause 13.15, shall be referred to and finally resolved by arbitration conducted with its seat or legal place in London and conducted in the English language by three arbitrators pursuant to the LCIA Rules, save that, unless the parties agree otherwise:

(i)
the Claimant (or Claimants jointly) shall nominate an arbitrator for appointment by the LCIA Court. The Respondent (or Respondents jointly) shall nominate an arbitrator for appointment by the LCIA Court. If one party fails to appoint an arbitrator within 30 days of receiving notice of the appointment of an arbitrator by the other party then that arbitrator shall be appointed by the LCIA Court;

(ii)
the third arbitrator, who shall act as the presiding arbitrator of the tribunal, shall be nominated by the two arbitrators nominated by or on behalf of the parties. If he is not so nominated within 30 days of the date of nomination of the later of the two party-nominated arbitrators to be nominated, he shall be chosen by the LCIA Court;

(iii)
any party to an arbitration commenced pursuant to this Clause 13.15 may, prior to the constitution of an Arbitral Tribunal in respect of that arbitration, join any party to this Agreement or any Transaction Document to that arbitration by delivery of a notice to the party it seeks to join at the address given for the sending of notices under this Agreement or the relevant Transaction Document (as applicable);

(iv)
the parties agree to the consolidation of any two or more arbitrations commenced pursuant to this Clause 13.15 and/or the arbitration agreement contained in any Transaction Document, subject to and in accordance with the LCIA Rules. For the avoidance of doubt, this Clause 13.15.2(iv) is an agreement in writing by all parties to any arbitrations to be consolidated for the purposes of Article 22.1(ix) of the LCIA Rules; and

(v)
to the extent permitted by law, each party waives any objection, on the basis that a dispute has been resolved in a manner contemplated by this Clause 13.15, to the validity and/or enforcement of any arbitral award.

13.16	Governing Law and Submission to Jurisdiction
This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by English law.

SIGNATORIES
This Agreement has been duly entered into on the date shown at the beginning.

SIGNED by _Timothy Weller__ on behalf of G4S plc:	/s/ Timothy Weller
Signature

SIGNED by _Dana O’Brien___ on behalf of The Brink’s Company:	/s/ Dana O’Brien
Signature

Schedule 9
Warranties given by the Seller under Clause 7.1
For the purposes of this Schedule 9, “International Logistics Business” means the business of shipment of Valuables across international borders of the G4Si Group Companies.

1	Corporate Information

1.1	The Shares and the G4Si Group Companies

1.1.1	The Relevant Seller:

(i)	is the sole legal and beneficial owners of the Shares; and

(ii)	has the right to exercise all voting, economic and other rights over the Shares.

1.1.2	The Shares comprise the whole of the issued and allotted share capital of the Company, have been properly and validly issued and allotted and are each fully paid.

1.1.3	Save as set out in Schedule 2, a G4Si Group Company:

(i)	is the sole legal and beneficial owner of all of the shares in each of the Subsidiaries; and

(ii)	has the right to exercise all voting and other rights over such shares.

1.1.4	The shares in the Subsidiaries comprise the whole of the issued and allotted share capital of the Subsidiaries, have been properly and validly issued and allotted and each are fully paid.

1.1.5
No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, registration, sale or transfer or repayment of any share capital or any other security giving rise to a right over, or an interest in, the capital of any G4Si Group Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

1.1.6	There are no Encumbrances on, and no restrictions affecting the transferability of, the shares in any G4Si Group Company.

1.1.7	The particulars contained in Schedule 2 are true and accurate.

1.1.8	No G4Si Group Company:

(i)	holds or beneficially owns or, except as provided for in the Reorganisation Steps Plan, has agreed to acquire any securities in any company other than another G4Si Group Company; or

(ii)
is, or, except as expressly provided for in the Reorganisation Steps Plan, has agreed to become, a member of any partnership (whether incorporated or unincorporated) or other unincorporated association, joint venture or consortium (other than recognised trade associations).

1.1.9	No G4Si Group Company is an officer of any company other than another G4Si Group Company.

1.2	Constitutional documents, corporate registers and minute books

1.2.1	The constitutional documents in the Data Room are true, accurate and materially complete copies of the constitutional documents of the G4Si Group Companies.

1.2.2	The statutory registers and minute books required to be maintained by each G4Si Group Company under the law of the jurisdiction of its incorporation:

(i)	are maintained in accordance with Applicable Law; and

(ii)	contain up to date records of all matters required to be dealt with in such registers and books in accordance with Applicable Law, in each case in all material respects.

1.2.3	All registers, books and records referred to in paragraph 1.2.2 are in the possession (or under the control) of the relevant G4Si Group Company.

1.2.4
In the three years prior to the date of this Agreement, all material filings required by Applicable Law to be delivered or made by the G4Si Group Companies to the company registries in each relevant jurisdiction have been duly delivered or made on a timely basis within the time periods required by Applicable Law.

2	Carve-out Accounts and 2019 Management Accounts

2.1	Carve-out Accounts

2.1.1
The Carve-out Accounts have been extracted from the reporting schedules used to prepare the audited consolidated financial statements of the Seller as set out therein subject to the adjustments described in the Carve-out Accounts.

2.1.2	The Carve-out Accounts:

(i)	have been prepared in accordance with the basis of preparation set out therein;

(ii)	do not materially misstate the assets and liabilities of the relevant Group Company as at the date thereof nor the profits or losses of the relevant Group Company for the period to which they relate;

(iii)
have been prepared in good faith on a consistent basis, in all material respects, with the basis employed in the Seller’s Accounts including in relation to accounting policies, procedures, estimation techniques and the application of management judgements; and

(iv)	enable a reasonable judgement to be made as to financial position of the relevant Group Company as at the Carve-out Accounts Date and for the period to which they relate (as applicable).

2.2	2019 Management Accounts
The Management Accounts and the Period End Financial Data have been prepared in good faith on a consistent basis, in all material respects, with the basis employed in the Seller’s Accounts, including in relation to accounting policies, procedures, estimation techniques and the application of management judgements.

2.3	Dividends and distributions
All dividends or other distributions of profits or assets declared, made or paid by a G4Si Group Company in the two years prior to the date of this Agreement have been declared, made and paid in accordance with Applicable Law and its constitutional documents.

3	Financial Obligations

3.1	Financial facilities

3.1.1
Accurate and materially complete particulars (including amounts) of all outstanding financial facilities (including loan capital, all outstanding money borrowed or raised and money raised by acceptances or debt factoring) of any G4Si Group Company(ies) exceeding £3,000,000 outstanding or available are set out in the Data Room.

3.1.2
So far as the Seller is aware, the total amount borrowed by each G4Si Group Company does not exceed any limitation on borrowing contained in: (i) its constitutional documents; or (ii) any material contract to which it is a party (including its overdraft facilities).

3.2	Guarantees and security
Other than in the ordinary and usual course of business, so far as the Seller is aware, there is no outstanding guarantee or other security or arrangement having an effect equivalent to the granting of security given:

3.2.1	by any G4Si Group Company; or

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3.2.2	for the benefit of any G4Si Group Company.

3.3	Continuation of facilities
In relation to financial facilities under which any G4Si Group Company has outstanding Indebtedness in an amount in excess of £3,000,000, so far as the Seller is aware:

3.3.1	there has not been any material contravention of, or non-compliance by the relevant G4Si Group Company with, any of its terms or conditions;

3.3.2	no steps for the enforcement of any Encumbrance have been taken or, so far as the Seller is aware, threatened;

3.3.3	there has not been any material alteration to its terms and conditions; and

3.3.4	neither the Seller nor any G4Si Group Company has done anything which might affect or prejudice its continuation.

3.4	Derivative transactions
No G4Si Group Company has outstanding any obligation in respect of a derivative transaction (including any foreign exchange transaction).

3.5	Government grants
No G4Si Group Company is subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any governmental department or other body which, in any case, is material in the context of that G4Si Group Company.

3.6	Loans
So far as the Seller is aware, no G4Si Group Company owns the benefit of any debt (whether present or future, actual or contingent) other than: (i) debts owing to it in the ordinary course of its business; and (ii) debts owing to it from another G4Si Group Company.

4	Assets

4.1	Real estate

4.1.1	The Properties

(i)
The Properties comprise all of the premises, buildings, land and other property rights owned, occupied or otherwise used by the International Logistics Business or in which the G4Si Group Companies have an interest and which are material to the G4Si Group as a whole.

(ii)	All deeds and documents necessary to prove title to each of the Properties in Schedule 3 are in the possession or control of the G4Si Group Companies.

(iii)	The particulars of the Properties set out in Part 1 and Part 2 of Schedule 3 are true and accurate in all material respects.

4.1.2	Title
In relation to each Property set out in Schedule 3:

(i)	a G4Si Group Company (as named in Schedule 3 as owner of the Property):

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(a)	is the legal owner of and beneficially entitled to the whole of the Property or the lessee, as applicable and is in exclusive occupation of it; and

(b)	so far as the Seller is aware has the legal rights necessary to use the Property in the manner in which it is presently used;

(ii)	there are no Encumbrances in or over the Property;

(iii)	so far as the Seller is aware there is no covenant, restriction, burden or stipulation affecting any Property which conflicts with its current use;

(iv)	the G4Si Group Company named in Schedule 3 as owner of the Property has, so far as the Seller is aware, the right to use such Property in accordance with its current use;

(v)
the Seller is not aware of any subsisting breaches of applicable planning acts or of any relevant by-laws or building regulation which have been committed in relation to the Properties in the two years prior to the date of this Agreement which has had or may have a material adverse effect on the use of the Property for the purpose of the G4Si Group Company’s business;

(vi)
so far as the Seller is aware, there are no third-party rights or interests, options or rights of pre-emption or first refusal affecting the Property nor is any person in the course of acquiring any such rights or interests;

(vii)
so far as the Seller is aware, there are no notices or disputes between the G4Si Group Company and any third party (including any Government department or authority) which have had or may have a material adverse effect on the Property or the use of the Property for the purpose of the G4Si Group Company’s business (including disputing any G4Si Group Company’s right to occupy any of the Properties);

(viii)
the requisite details have been completed in Schedule 3 and, so far as the Seller is aware, no G4Si Group Company has received any subsisting notice alleging a material breach on the part of the tenant of any covenants, conditions and agreements contained in the relevant leases; and

(ix)	the rent has been paid up to date.

4.2	Ownership of assets

4.2.1
All material assets included in the Carve-out Accounts or acquired by any of the G4Si Group Companies since the Carve-out Accounts Date, other than the Properties, the Intellectual Property Rights and any assets disposed of or realised in the ordinary and usual course of business, and excepting rights and retention of title arrangements arising by operation of law in the ordinary course of business:

(i)	are legally and beneficially owned, leased or licensed by the G4Si Group Companies; and

(ii)	are, where capable of possession, in the possession or under the control of the relevant G4Si Group Company.

4.2.2	None of the material assets of the G4Si Group (other than the Properties) is subject to any Encumbrance.

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4.3	Sufficiency of Assets
So far as the Seller is aware:

4.3.1
all of the assets which are required for the carrying on of the International Logistics Business materially in the manner in which it was carried on immediately prior to the date of this Agreement are in the possession of or under the control of the G4Si Group Companies or will be provided in accordance with the Wider Transaction Documents (unless specifically excluded thereunder); and

4.3.2
no member of the Seller’s Group has given or received any written notification in relation to the validity or termination of the G4Si Group Companies’ right to use or control such assets which has had or may have a material adverse effect on the International Logistics Business carried on by such G4Si Group Company.

4.4	Condition
All of the plant, machinery, equipment and vehicles that is material to the International Logistics Business are in a reasonable state of repair, subject to ordinary course wear and tear and scheduled repair and replacement and can be used for the purposes for which they are used on the date of this Agreement.

5	Intellectual Property Rights and Information Technology

5.1	Definitions
For the purposes of this paragraph 5:
“Business IT” means all Information Technology which is owned or used by any G4Si Group Company in relation to the International Logistics Business and which is material to the International Logistics Business;
“Data Protection Authority” means any body responsible for enforcing Data Protection Legislation;
“Data Protection Legislation” means the following legislation to the extent applicable from time to time: (a) national laws implementing the Directive on Privacy and Electronic Communications (2002/58/EC); (b) the General Data Protection Regulation (2016/679) and any national law issued under that Regulation; and (c) any other similar national privacy law;
“Information Technology” means computer systems, communication systems, software, hardware and related services; and
“Owned Business IPR” means any Business IPR owned by any G4Si Group Company.

5.2	Intellectual Property Rights

5.2.1	There is no Owned Business IPR that is registered or the subject of applications for registration.

5.2.2
Save for Business IPR to be provided under the Transitional Services Agreement or this Agreement, all of the Business IPR owned by or licensed to the Seller’s Group and which is required for the carrying on of the International Logistics Business materially in the manner in which it was carried on immediately prior the date of this Agreement is legally and beneficially owned by the G4Si Group Companies or licensed to a G4Si Group Company under a licence agreement.

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5.2.3
All licences of Intellectual Property Rights to or from any G4Si Group Company that are material to the International Logistics Business are disclosed in the Data Room and, in respect of each such licence:

(i)	it is in full force and effect, and no written notice has been served or, received by any G4Si Group Company to terminate it; and

(ii)
so far as the Seller is aware, the obligations of all parties thereto have been complied with in all material respects and no G4Si Group Company has received written notice of any dispute that would entitle the counterparty to terminate it.

5.2.4
No G4Si Group Company and no member of the Seller’s Group has, in the past two years, received a written notice alleging that the operation or products or services of any G4Si Group Company infringe or misuse the Intellectual Property Rights of a third party, and, so far as the Seller is aware:

(i)	no current operations or products or services of any G4Si Group Company infringe or misuse any Intellectual Property Rights of any third party; and

(ii)
no G4Si Group Company is engaged in an outstanding dispute under which it is alleged that the operations or products or services of any G4Si Group Company infringe the Intellectual Property Rights of a third party, in each case which has had or may have a material adverse effect on that G4Si Group Company’s business.

5.2.5	So far as the Seller is aware:

(i)	the Owned Business IPR is not being infringed or used without authorisation by any third party; and

(ii)	no G4Si Group Company is engaged in an outstanding dispute under which it is alleged that the operations or products or services of a third party infringe the Owned Business IPR.

5.2.6
So far as the Seller is aware: (i) no current or former employees, consultants or independent contractors of any G4Si Group Company who have contributed to the creation or development of any Intellectual Property Rights are claiming any right, title or interest in and to any Intellectual Property Rights relating to the International Logistics Business; and (ii) no current or former employee or any consultant or independent contractor of any G4Si Group Company who has contributed to the creation or development of any Intellectual Property Rights relating to the International Logistics Business is in breach of any obligation to assign to a G4Si Group Company all of its right, title and interest in and to any Intellectual Property Rights relating to the International Logistics Business.

5.3	Information Technology

5.3.1
Each element of the Business IT is either: (i) owned or leased by, or used under an agreement with, a G4Si Group Company; or (ii) provided for under, but subject to, the terms of the Transitional Services Agreement.

5.3.2	In the 24 months prior to the date of this Agreement:

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(i)	there have been no breakdowns, security breaches, malfunctions, data loss or failures of the Business IT; and

(ii)
so far as the Seller is aware, no G4Si Group Company has received written notice from a material supplier that there has been a breakdown, security breach, malfunction, data loss or failure in any Information Technology used in the provision of services to any G4Si Group Company, which in any case has had a material adverse effect on the business of any G4Si Group Company.

5.3.3
Each G4Si Group Company has in place appropriate cybersecurity and business continuity policies and procedures. So far as the Seller is aware, no G4Si Group Company has done or omitted to do anything which is a material contravention of those policies and procedures.

5.4	Data Protection

5.4.1	Each G4Si Group Company has complied in the last 18 months in all material respects with the applicable requirements of the Data Protection Legislation.

5.4.2
No written notice, request, order, warning, reprimand or allegation of non-compliance with the Data Protection Legislation (including any enforcement notice or monetary penalty notice) has been received by any of the G4Si Group Companies from any Data Protection Authority in the last 18 months.

5.4.3
No individual has submitted a written claim for compensation to any G4Si Group Company under any Data Protection Legislation, whether for unauthorised processing, loss or unauthorised disclosure of personal data or otherwise in the last 18 months.

6	Contracts

6.1	Contracts

6.1.1
No G4Si Group Company is a party to or subject to any material contract, transaction, arrangement or obligation (excluding any contract, transaction, arrangement or obligation solely between two or more G4Si Group Companies and other than in relation to any Property or contract of employment) which:

(i)	is not in the ordinary and usual course of business;

(ii)	is not wholly on an arm’s length basis; or

(iii)	requires an annual expenditure payable by any G4Si Group Company in excess of £1,000,000.

6.1.2
So far as the Seller is aware no material supplier of any G4Si Group Company has ceased supplying it or has materially reduced its supplies to that G4Si Group Company in the 12 months prior to the date of this Agreement.

6.2	Joint ventures etc.
Save as set out in Schedule 2, no G4Si Group Company is, or has agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association.

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6.3	Agreements with Connected Parties

6.3.1
Other than contracts that will terminate on Closing or which are entered into or not terminated on Closing pursuant to the Wider Transaction Documents, there are no existing contracts with a value in excess of £500,000 per annum between, on the one hand, any G4Si Group Company and, on the other hand, the Relevant Seller, any person who is or was a shareholder of the Relevant Seller or any other member of the Seller’s Group (other than a G4Si Group Company).

6.3.2
No G4Si Group Company is party to any contract with a value in excess of £500,000 per annum with any current or former Employee or current or former director of any G4Si Group Company or any person connected with any of such persons, or in which any such person is interested (whether directly or indirectly), other than on normal commercial terms in the ordinary course of business.

6.4	Corporate transactions
Except for acquisitions and disposals of G4Si Group Companies or members of the Seller’s Group implemented in accordance with the Reorganisation Steps Plan, there have been no acquisitions or disposals carried out in the past three years by a G4Si Group Company for which the consideration exceeded £5,000,000 and which, as at the date of this Agreement, have: (i) any deferred consideration outstanding; (ii) outstanding restrictive covenants binding on any G4Si Group Companies; or (iii) warranties or indemnities given by any G4Si Group Company, the time limit for which has not expired.

7	Employees and Employee benefits
In this paragraph 7:
“Managing Director” means any Employee who is the Managing Director of the International Logistics Business in any of the International Logistics Territories;
“Relevant Period” means, unless otherwise expressly provided, the two years ending on the date of this Agreement;
“Representative Body” means any association, trade union, works council or any other body or persons representing any of the workers of any G4Si Group Company; and
“Worker”, in respect of persons engaged in the United Kingdom only, has the meaning in section 230(3)(b) of the Employment Rights Act 1996, and includes any director and any other officer of any G4Si Group Company whether or not he is a worker (as so defined), and includes any individual engaged by any G4Si Group Company in a similar capacity in any International Logistics Territory.

7.1	Employee information

7.1.1	Part 2 of Schedule 4 contains details of the total number of Employees in relation to each G4Si Group Company and the names of the Senior Employees at 1 February 2020.

7.1.2	The Data Room contains details (or in the case of paragraph 7.1.2(i) such details have been Fairly Disclosed), anonymised where relevant, which are accurate in all material respects, of:

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(i)	each Senior Employee’s principal terms and conditions of employment, including:

(a)
full particulars of remuneration and all material benefits (including any benefits and privileges that any G4Si Group Company provides or is bound to provide to them or their dependants, whether now or in the future);

(b)	their period of continuous employment;

(c)	the location in which they are based;

(d)	the type of contract under which he or she is employed (whether permanent, full-time, part-time or other);

(e)	the governing law of his/her contract; and

(f)	the length of notice necessary to terminate his/her employment or, if he or she is on a fixed term contract, the expiry date of the fixed term;

(ii)	where any Senior Employee has been continually absent from work for a period in excess of three months, the reason for the absence;

(iii)	the standard terms and conditions of employment for Senior Employees;

(iv)	the total number of self-employed consultants or contractors and agency workers who provide services to any G4Si Group Company;

(v)
summary details of all bonus, profit share, commission or other incentive arrangements: (A) that are material to any G4Si Group Company; and (B) in which any Employees are eligible to participate and, so far as the Seller is aware, any other Workers are eligible to participate;

(vi)
details of any policies or arrangements under which Employees dismissed by reason of redundancy in accordance with the Employment Rights Act 1996 (or any analogous legislation in any relevant jurisdiction) are entitled to payments in excess of statutory redundancy entitlements along with details of any custom and practice adopted by any G4Si Group Company in relation to the making of redundancy payments; and

(vii)	all material written employment policies relevant to the Employees of that G4Si Group Company.

7.1.3
Other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year, there are no material sums owing by any G4Si Group Company to or from any current or former Employee (or, so far as the Seller is aware, any other Worker) that have not been accrued or provided for in the relevant Carve-out Accounts or which will not be accounted for in the Closing Statement.

7.1.4
So far as the Seller is aware, except as Fairly Disclosed, since 30 September 2019, no G4Si Group Company has materially altered the terms of employment or engagement (including but not limited to terms relating to remuneration) or materially increased or improved any material benefit or any material customary or discretionary arrangement or practice of any Senior Employee or a material number of Employees

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or other Workers, nor has it offered, promised or agreed to any such material future variation in the terms of employment or engagement of any Senior Employee or a material number of Employees or other Workers.

7.2	Employees

7.2.1
So far as the Seller is aware, each G4Si Group Company has, in the last three years, complied in all material respects with its obligations to applicants for employment, its Employees and other Workers and former Employees and other Workers and all Representative Bodies, and has maintained records in respect of the same which comply with Applicable Law in all material respects.

7.2.2	All holiday pay for periods of holiday taken by Employees and other Workers has been correctly calculated and paid, in accordance with Applicable Law.

7.2.3
There is no term of employment for any Managing Director which provides that a change of control of any G4Si Group Company entitles the Managing Director to treat the change of control as amounting to a breach of the relevant contract, entitling him/her to any payment, additional period of notice or other benefit whatsoever or entitling him/her to treat him/herself as redundant or otherwise dismissed or released from any obligation, the effect of which, individually or in aggregate, would be material to the relevant G4Si Group Company.

7.3	Disputes

7.3.1
The G4Si Group is not and has not within the Relevant Period been involved in any material dispute, claim or legal proceedings under Applicable Law with or in relation to any Senior Employee or any former Senior Employee (excluding, for the avoidance of doubt, any former Senior Employee who entered into a valid and legally binding settlement agreement) and, so far as the Seller is aware, there is no fact or matter in existence which could give rise to any such material disputes, claims or legal proceedings.

7.3.2
No enquiry or investigation affecting any G4Si Group Company has been made or, so far as the Seller is aware, threatened by any governmental, statutory or regulatory authority or any health and safety enforcement body in respect of any act, event, omission or other matter arising out of or in connection with the employment (including terms of employment, working conditions, benefits and practices) or termination of employment of any person and, so far as the Seller is aware, there are no circumstances which may give rise to any such enquiry or investigation.

7.3.3
So far as the Seller is aware, no Employee of any G4Si Group Company is, or has within the Relevant Period been, involved in any criminal proceedings relating to their employment or engagement with the relevant G4Si Group Company and, so far as the Seller is aware, there are no circumstances which are likely to give rise to any such proceedings.

7.3.4
No Senior Employee is subject to a current disciplinary sanction relating to their employment with the relevant G4Si Group Company and, so far as the Seller is aware, there is not currently nor has there been within the Relevant Period any disciplinary investigation or procedure in relation to any Senior Employee. So far as the Seller is aware, no Senior Employee has within the Relevant Period brought a grievance or

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otherwise raised a complaint against their employer or any of its employees, officers or workers.

7.3.5	So far as the Seller is aware, no Employee or other Worker has in the last 12 months made a disclosure that would qualify for whistleblower protection under Applicable Law.

7.3.6
There is not, and during the Relevant Period there has not been, any industrial action affecting any G4Si Group Company and, so far as the Seller is aware, there are no circumstances which might give rise to any such industrial action.

7.3.7
So far as the Seller is aware, no Senior Employee is in material breach of his/her contract of employment or any obligation or duty (whether fiduciary, statutory or otherwise) which he or she owes to his or her employer.

7.3.8
No G4Si Group Company has incurred any liability for a failure to provide information or to consult with its Employees (or, so far as the Seller is aware, any other Worker) under any Applicable Law where such liability would be material in the context of the relevant G4Si Group Company.

7.4	Termination of employment

7.4.1	No Senior Employee has given or received notice to terminate his/her employment.

7.4.2	No member of the Seller’s Group or G4Si Group Company has proposed to terminate the employment of any Senior Employee.

7.5	Works Councils and Employee Representative Bodies
The Data Room contains:

7.5.1
full and accurate particulars of all Representative Bodies which by law or under any collective bargaining agreement have the right to be informed and consulted on matters which affect the Employees of any G4Si Group Company; and

7.5.2
all union recognition agreements, collective or workforce agreements, trade union membership agreements, dismissal procedures agreements, works council and European Works Council agreements (other than national collective bargaining agreements or industry wide collective agreements) between any G4Si Group Company and any Representative Body.

7.6	Group Retirement Benefit Arrangements

7.6.1
Except pursuant to the Plans or pursuant to any State Pension Scheme no G4Si Group Company is under any obligation or commitment (whether or not written or unwritten or of an individual or collective nature) to pay, provide or contribute towards any Relevant Benefit for or in respect of any current or former employee, director or other officer (or any spouse, child or dependant thereof) of the G4Si Group Company or any predecessor in business of the G4Si Group Company.

7.6.2	Copies of the Plan Documents are included in the Data Room and these comprise all material documents governing the Plans. So far as the Seller is aware, these documents are complete and accurate.

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7.6.3
Wherever required, each Plan has been approved by and/or registered with the appropriate taxation, social security and supervisory authorities in the relevant country or state and so far as the Seller is aware there is no ground on which such approval may cease to apply.

7.6.4	All amounts due to be paid by each G4Si Group Company to or in respect of any Plan and State Pension Schemes have been paid by the due dates.

7.6.5
Each G4Si Group Company has observed and performed all its obligations in all material respects under the relevant Plan Documents of any Plan, the requirements of the relevant supervisory authorities in the relevant country or state and all applicable laws.

7.6.6
So far as the Seller is aware, any trustees, managers, administrators and any other person or body with responsibilities relating to any Plan, have observed and performed all their obligations in all material respects under the relevant Plan Documents, the requirements of the supervisory authorities in the relevant country or state and all applicable laws.

7.6.7
Other than G4S International Logistics (UK) Limited, no employer debt or other withdrawal liability shall be incurred by any G4Si Group Company or any member of the Purchaser's Group as a consequence of the withdrawal of any G4Si Group Company from participation in any Plan on or as a result of Closing.

7.6.8	So far as the Seller is aware, there are no actions, suits, claims or complaints in progress, pending, threatened or anticipated in respect of any of the Plans.

7.6.9
In the UK, no circumstances exist as a result of which any G4Si Group Company might be issued with a contribution notice under sections 38-51 of the Pensions Act 2004 and no G4Si Group Company is, or within the last 24 months has been, an associate of or connected with any person who is an employer in relation to any defined benefit occupational pension scheme other than the G4S Pension Scheme.

7.6.10
In the Netherlands, subject to the participation in the mandatory industry wide Pension Fund for the Security Sector ('Pensioenfonds Particuliere Beveiliging') there is and, so far as the Seller is aware, has not been in the five year period preceding the date of this Agreement any statutory obligation for any G4Si Group Company in the Netherlands to participate in any mandatory industry wide pension fund for any employee or former employee of any G4Si Group Company in the Netherlands.

8	Legal Compliance

8.1	Licences and consents

8.1.1
Each G4Si Group Company has obtained, holds and maintains all material licences, permits, consents, registrations and authorisations necessary to conduct the International Logistics Business (as conducted immediately prior to the Reorganisation) or necessary to own or operate the assets required to conduct the International Logistics Business (as conducted immediately prior to the Reorganisation) (collectively, the “Business Licences”).

8.1.2	Each G4Si Group Company is (and during the three years prior to the date of this Agreement has been), and the International Logistics Business is operated (and during

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the three years prior to the date of this Agreement has been operated), in material compliance with all Business Licences.

8.1.3
In the past three years, no written notification has been received by any member of the Seller’s Group nor, so far as the Seller is aware, any officer or employee of any member of the Seller’s Group, that indicates that any Business Licence is likely to be suspended, modified or revoked or will likely not be extended, renewed or, where necessary, transferred. So far as the Seller is aware, no facts or circumstances exist which may result in the termination, revocation, suspension or modification of any Business Licence or that may prejudice the extension, renewal or, where necessary, transfer of any Business Licence.

8.2	Compliance with laws

8.2.1
No G4Si Group Company, nor (so far as the Seller is aware) any of the officers or employees of any G4Si Group Company (during the course of his duties), has done or omitted to do anything which amounts to a contravention of any Applicable Law that has given rise to or is reasonably capable of giving rise to any fine, penalty or other liability or sanction that is, in any case, material in the context of the relevant G4Si Group Company.

8.2.2
No member of the Seller’s Group (or a G4Si Group Company) has received any written notice during the past three years from any court, tribunal, arbitrator, judicial body, governmental agency or regulatory body with respect to any alleged or actual violation of, liability under and/or failure to comply with any Applicable Law concerning any G4Si Group Company, or requiring any G4Si Group Company and/or the International Logistics Business to take or omit any action.

8.3	Anti-Corruption Laws

8.3.1	In this paragraph 8.3:
“Prohibited Payment” means any payments of a kind as prohibited by the UK Bribery Act 2010, if it were made by a British citizen and/or UK incorporated entity.

8.3.2
No G4Si Group Company nor, so far as the Seller is aware, any (a) of the G4Si Group Companies’ directors, officers, employees or Associated Persons (whilst acting in such capacity), nor any person acting on any G4Si Group Company’s behalf (whilst acting in such capacity) or (b) person providing services to the G4Si Group (whilst acting in such capacity):

(i)	has engaged (or is engaging) in any activity, practice, conduct or omission that was (or is) a violation of any applicable Anti-Corruption Laws; and/or

(ii)	has made, offered to make, promised to make or authorised the payment or giving of, or requested, agreed to receive or accepted, directly or indirectly, any Prohibited Payment, and the International Logistics Business’s operations have also not otherwise involved:

(a)	any activity, practice, conduct or omission that was (or is) in violation of any applicable Anti-Corruption Laws; or

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(b)	the making, offering, promising, or authorization of, or the giving, requesting or seeking of, directly or indirectly, any Prohibited Payment.

8.3.3
Where, and to the extent, required to do so by Applicable Law, the G4Si Group Companies have taken steps to ensure that any person acting on a G4Si Group Company’s behalf (whilst acting in such capacity) is compliant with any applicable Anti-Corruption Laws.

8.3.4
The G4Si Group has put in place, and the International Logistics Business is otherwise subject to, policies and procedures to prevent bribery by its directors, officers, employees and Associated Persons substantially in accordance with any applicable statutory or other guidance and generally accepted industry standards.

8.3.5
No G4Si Group Company, nor any other member of the Seller’s Group (in the latter case, in respect of the International Logistics Business only) nor, so far as the Seller is aware, any of their respective directors, officers, employees or Associated Persons (whilst acting in such capacity and, in the case of directors, officers, employees or Associated Persons of the Seller’s Group, whilst acting in respect of the International Logistics Business only), is or has in the two years prior to the date of this Agreement been subject to, or the subject of, any civil, criminal or administrative proceedings, warning letters, notices of violation, penalties, judgments, decisions or consent orders, audits, external investigations, or self-disclosures in relation to any alleged or actual violation of applicable Anti-Corruption Laws (“ABAC Actions”). So far as the Seller is aware, no such ABAC Actions are pending or threatened, nor, so far as the Seller is aware, are there any facts or circumstances which are reasonably likely to give rise to any such ABAC Actions.

8.4	Anti-money laundering

8.4.1
The operations of each G4Si Group Company and the International Logistics Business are, and have in the three years prior to the date of this Agreement been, conducted in compliance with Applicable Law relating to anti-money laundering and counter-terrorism (“Money Laundering Laws”).

8.4.2
In the three years prior to the date of this Agreement there have been no formal investigations, actions, suits or proceedings by or before any court or governmental agency, authority or body or any arbitrator involving any G4Si Group Company and/or the International Logistics Business with respect to Money Laundering Laws (“AML Actions”). So far as the Seller is aware, no such AML Actions are pending or threatened, nor, so far as the Seller is aware, are there any facts or circumstances which are reasonably likely to give rise to any such AML Actions.

8.4.3	The G4Si Group has put in place, and the International Logistics Business is otherwise subject to, policies and procedures to prevent breaches of Money Laundering Laws.

8.5	Sanctions

8.5.1	No G4Si Group Company nor the International Logistics Business nor, so far as the Seller is aware, any of their respective directors, officers or employees:

(i)	is in violation of, or has in the two years prior to the date of this Agreement violated, any Sanctions;

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(ii)	is, or has been, a Restricted Person;

(iii)
is engaging, or has engaged, in any transaction or conduct that could result in a G4Si Group Company or any of the G4Si Group Companies’ directors, officers or employees becoming a Restricted Person; and/or

(iv)	is conducting, or has in the two years prior to the date of this Agreement conducted, any business dealings or activities with or for the benefit of any Restricted Person.

8.5.2
No G4Si Group Company nor the International Logistics Business nor, so far as the Seller is aware, any of the G4Si Group Companies’ directors, officers or employees is or has in the three years prior to the date of this Agreement been engaged in or been subject to any litigation, arbitration, settlement, proceedings (including alternative dispute resolution, criminal and/or administrative proceedings), or formal investigation by any governmental, administrative or regulatory body concerning or relating to any alleged or actual violation of Sanctions and/or transactions or contracts with Restricted Persons (“Sanctions Actions”). So far as the Seller is aware, no such Sanctions Actions are pending or threatened, nor, so far as the Seller is aware, are there any facts or circumstances which are reasonably likely to give rise to any such Sanctions Actions.

8.5.3
The G4Si Group has in place, and the International Logistics Business is otherwise subject to, adequate policies, procedures and systems designed to prevent any violation of applicable Sanctions and/or prevent it (and/or any of its directors, officers or employees) from being designated and/or listed as a Restricted Person.

9	Anti-Competitive Agreements and Practices

9.1
So far as the Seller is aware, no G4Si Group Company is or has been a party to any agreement or concerted practice or involved in any business conduct during the last six years which infringes, or is otherwise void or unenforceable in whole or in part pursuant to any anti-trust or similar legislation in any jurisdiction (including Articles 101 and 102 of the Treaty on the Functioning of the European Union (formerly Articles 81 and 82 of the EC Treaty) and the Competition Act 1998) or has, pursuant to any such legislation, given any undertaking, applied for negative clearance, exemption, guidance or approval, had an order, notice or direction made against it or received any request for information or statement of objections from or corresponded with any court, tribunal or authority, or has received any written complaint alleging infringement of any such legislation.

9.2
So far as the Seller is aware, no G4Si Group Company is or has been involved in any business conduct material to the International Logistics Business during the last six years which infringes any fair trading, dumping, state aid or similar legislation in any jurisdiction, or has received any written complaint alleging infringement of any such legislation.

9.3
So far as the Seller is aware, no G4Si Group Company has during the last six years been in receipt of any state aid within the meaning of Article 107(1) of the Treaty on the Functioning of the European Union.

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10	Litigation

10.1	Current proceedings

10.1.1
No G4Si Group Company is involved, whether as claimant or defendant or other party in any claim, legal action, proceeding, suit, litigation, prosecution, mediation, arbitration or other dispute resolution proceedings (other than as claimant in the collection of debts arising in the ordinary and usual course of its business (none of which exceeds £100,000 for uninsured claims and £500,000 for insured claims)) which is material to the business of such G4Si Group Company.

10.1.2
No G4Si Group Company is the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body which is material to the business of such G4Si Group Company.

10.2	Pending or threatened proceedings
So far as the Seller is aware, no:

10.2.1	such claim, legal action, proceeding, suit, litigation, prosecution, investigation, mediation, arbitration or other dispute resolution proceedings of material importance to the G4Si Group; and

10.2.2	no such investigation, inquiry, enforcement proceedings or process by any governmental, administrative or regulatory body of material importance to the G4Si Group, in each case, is pending or threatened by or against any G4Si Group Company.

11	Insurance

11.1	Particulars of insurances
Summary particulars and/or copies of the Target Group Insurance Policies material to the business of the G4Si Group are disclosed in the Data Room.

11.2	Details of policies
In respect of the insurances referred to in paragraph 11.1 and Seller’s Group Insurance Policies that the G4Si Group Companies benefit from:

11.2.1	all premiums have been duly paid to date;

11.2.2	so far as the Seller is aware, each of them is in full force and effect;

11.2.3	so far as the Seller is aware, no insurer is likely to be entitled to avoid liability under such insurances; and

11.2.4	the G4Si Group Companies have not received any written notification that such insurances are not valid or enforceable.

11.3	Insurance Claims
In respect of the insurances referred to in paragraph 11.1 and Seller’s Group Insurance Policies that the G4Si Group Companies benefit from:

11.3.1	details of all insurance claims in excess of £500,000 made during the past two years are contained in the Data Room; and

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11.3.2	no insurance claim in excess of £500,000 is outstanding.

12	Tax

12.1	Returns, Information and Clearances
All material returns, computations, notices, accounts, statements, assessments, registrations and information which are or have been required to be made or given by each G4Si Group Company for any Taxation purpose: (i) have been made or given within the requisite periods to a material extent and on a proper basis and are up-to-date and in all material respects correct; and (ii) none of them is, or so far as the Seller is aware is likely to be, the subject of any material dispute with or investigation by any Tax Authority.

12.2	Taxation Liabilities

12.2.1	Without prejudice to any liability which may arise under the Tax Indemnity, each G4Si Group Company has duly and punctually paid all Taxation which it has become liable to pay to a material extent.

12.2.2	There are set out in the Disclosure Letter full particulars of any arrangements under which Taxation may be paid by or on behalf of any G4Si Group Company on a group or instalment basis.

12.2.3	In the two years before the date of this Agreement, no G4Si Group Company has paid, or been liable to pay, any material penalty, fine or default surcharge in connection with any Taxation.

12.2.4	In the three years before the date of this Agreement, no G4Si Group Company has been subject to any material dispute or non-routine enquiry, visit, audit or investigation by any Tax Authority.

12.3	Company residence
Each G4Si Group Company has been resident for Taxation purposes in its place of incorporation and nowhere else at all times since its incorporation. No G4Si Group Company has been liable to pay Taxation on its net income, profit or gains to any Tax Authority outside its jurisdiction of incorporation.

12.4	VAT

12.4.1	Each G4Si Group Company has complied materially with all statutory requirements, orders, provisions, directions or conditions relating to VAT.

12.4.2	Each G4Si Group Company has not at any time been a member of a group registration for VAT purposes (other than a group registration all of the other members of which were G4Si Group Companies).

12.5	Groups
There are set out in the Data Room particulars of all arrangements or agreements relating to Tax Relief to which a G4Si Group Company is a party and in respect of which a payment may need to be made following Closing. The Disclosure Letter contains full particulars of: (i) all groups and consolidated groups for Tax purposes and fiscal unities of which any G4Si Group Company is, or has within the last three years been, a member; and (ii) any arrangements

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for the payment of group Tax liabilities to which any G4Si Group Company is, or has within the last three years been, a member.

12.6	Transfer pricing and balancing payments
So far as the Seller is aware, all material related party transactions were entered into by each G4Si Group Company on arm’s length terms. There are set out in the Data Room particulars of all arrangements or agreements relating to the making of balancing payments in respect of which a payment may need to be made following Closing.

12.7	Transfer Taxes
There are set out in the Data Room full particulars of all transactions effected within three years prior to the date of this Agreement for which a G4Si Group Company has made a claim for relief from transfer taxes.

12.8	Deductions and withholdings
So far as the Seller is aware, each G4Si Group Company has within the period of three years prior to the date of this Agreement made all deductions, withholdings and retentions of or on account of Taxation (including for the avoidance of doubt PAYE and social security contributions) as it was or is obliged by law to make and has accounted, or will account, for all such amounts to the relevant Tax Authority, in each case within applicable time limits.

12.9	Tax avoidance
So far as the Seller is aware, no G4Si Group Company has been a party to any transaction, scheme or arrangement with the main purpose of avoiding or evading Tax.

12.10	Special Tax arrangements
Within the period of three years prior to the date of this Agreement, the amount of Taxation chargeable on any G4Si Group Company during the statutory limitation period in each relevant jurisdiction has not been affected to any material extent by any concession, agreement or formal or informal arrangement with any Tax Authority (not being a concession, agreement or arrangement available to companies generally).

12.11	Tax documentation

12.11.1	So far as the Seller is aware, all records which any G4Si Group Company is required to keep for Taxation purposes have been kept for the requisite periods.

12.11.2
So far as the Seller is aware, all documents forming part of the title to any asset of any G4Si Group Company have been duly stamped (for the purposes of UK stamp duty), to the extent that it is reasonably likely to become necessary for that G4Si Group Company to procure the stamping of any such document.

13	Important business issues since the Carve-out Accounts Date
Since the Carve-out Accounts Date except as provided for in the Reorganisation Steps Plan:

13.1.1
there has been no material adverse change in the financial or trading position or the prospects of any G4Si Group Company (other than a change affecting or likely to affect all companies carrying on a similar business or conducting business in the jurisdiction in which the relevant G4Si Group Company carries on its business);

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13.1.2	each G4Si Group Company has conducted its business as a going concern in the ordinary and usual course;

13.1.3	no G4Si Group Company has declared, made or paid any dividend or other distribution to its members other than a dividend or distribution to another G4Si Group Company; and

13.1.4	no G4Si Group Company has issued or agreed to issue any share or loan capital.

14	General

14.1	Authority and capacity

14.1.1	The Seller and each of the G4Si Group Companies is validly existing and is a company duly incorporated under the law of its jurisdiction of incorporation.

14.1.2
The Seller has the legal right and full power and authority to enter into and perform this Agreement and the other Transaction Documents to be executed by it and has taken all action necessary to authorise such execution and delivery and the performance of such obligations.

14.1.3	The documents referred to in paragraph 14.1.2 will, when executed, constitute valid and binding obligations on the Relevant Seller, in accordance with their respective terms.

14.1.4	The Seller has taken all corporate action required by it to authorise it to enter into and to perform this Agreement and the other Transaction Documents to be executed by it.

15	Insolvency etc.

15.1	Insolvency

15.1.1
No G4Si Group Company or member of the Seller’s Group which is transferring assets (including securities) to the Purchaser or any G4Si Group Company as part of the Transaction (each a “Selling Entity”):

(i)	is insolvent under the laws of its jurisdiction of incorporation;

(ii)	is or is deemed to be unable to pay its debts as they fall due; or

(iii)	has stopped payment or suspended payment of its debts due to impending insolvency.

15.1.2	There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or other insolvency proceedings concerning any G4Si Group Company.

15.1.3	No steps have been taken to enforce any security over any assets of any G4Si Group Company.

15.1.4
No order has been made, no resolution has been passed and no petition has been presented or meeting convened for or in relation to the winding up of any G4Si Group Company or Selling Entity, or for the appointment of any administrator, receiver (including administrative receiver) or liquidator (provisional or otherwise) over the

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whole or any part of the property, assets and/or undertaking of any G4Si Group Company or Selling Entity.

15.1.5
In respect of any G4Si Group Company or Selling Entity, no moratorium has been sought or granted under any applicable insolvency legislation, no voluntary arrangement has been proposed or approved under any applicable insolvency legislation and no compromise or arrangement has been proposed to, or proposed, approved, agreed to or sanctioned by, all of, or an entire class of, its creditors.

16	Social matters
In this paragraph 16:
“Human Rights” means the rights inherent to all human beings as enshrined in the UN Universal Declaration of Human Rights, the Covenants under the International Bill of Human Rights, and any other Applicable Law otherwise concerning human rights, including the European Charter on Human Rights, the European Convention on Human Rights, the UK Human Rights Act 1998, the UK Modern Slavery Act 2015 and International Labour Organization conventions.

16.1.1	So far as the Seller is aware, each of:

(i)
the G4Si Group Companies and the International Logistics Business is operated, and during the two years prior to the date of this Agreement has been operated, in material compliance with all Applicable Laws concerning Human Rights; and

(ii)
the G4Si Group Companies’ respective directors, employees, agents, representatives and contractors are, and during the two years prior to the date of this Agreement have been, in material compliance with all Applicable Laws concerning Human Rights.

16.1.2
So far as the Seller is aware, the G4Si Group Companies and the International Logistics Business are, and have for the last two years been operated, in material compliance with the standards and principles concerning Human Rights as set out in the UN Universal Declaration of Human Rights, the Covenants under the International Bill of Human Rights, the European Charter on Human Rights, the European Convention on Human Rights and the International Labour Organization conventions.

16.1.3
No G4Si Group Company, nor the International Logistics Business nor, so far as the Seller is aware, any officer, agent or employee of any G4Si Group Company is (or has in the two years prior to the date of this Agreement been) subject to, or the subject of, any prosecution, litigation, arbitration, investigation, action, proceedings or settlement of any proceedings concerning Human Rights (“Human Rights Actions”) and, so far as the Seller is aware, there are no facts or circumstances which are reasonably likely to give rise to any such Human Rights Actions.

16.1.4
The G4Si Group and the International Logistics Business have put in place, or are otherwise subject to, adequate policies, procedures and systems designed to: (a) prevent any material violation of Applicable Laws concerning Human Rights and/or worker and/or employee protection and/or welfare; and (b) facilitate and permit employee and/or worker whistleblowing.

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16.1.5
So far as the Seller is aware, no G4Si Group Company nor the International Logistics Business nor, so far as the Seller is aware, any of the G4Si Group Companies’ directors, employees, agents, representatives, contractors or sub-contractors (in all cases whilst acting in connection with the activities and operations of the International Logistics Business and/or any G4Si Group Company) has in the two years prior to the date of this Agreement engaged or is engaging in any activity, practice or conduct that involves or is connected to:

(i)	persons being held in slavery or servitude;

(ii)	persons being required to perform forced, compulsory or indentured labour;

(iii)	persons having passports confiscated and/or being restricted from travelling; and/or

(iv)	human trafficking.

16.1.6
So far as the Seller is aware, none of the matters referred to in the Council on Ethics for the Norwegian Government Pension Fund Global’s public statement of 14 November 2019 concerning human rights issues and migrant worker practices associated with the Seller’s Group directly or indirectly concern or relate to any activities undertaken by the International Logistics Business or any G4Si Group Company (or, so far as the Seller is aware, any officer, director, employee, worker agent or contractor of any G4Si Group Company).

17	Environmental matters
In this paragraph 17:
“Environment” means any or all of the following media: air (including air within any building or other natural or man-made structure whether above or below ground), water (including surface waters, underground waters, groundwater, coastal and inland waters and water within any natural or manmade structure), land (including land under water, surface land and subsurface land), climate, flora, fauna, ecosystems and man;
“Environmental Law” means any Applicable Laws, statutory guidance, codes of practice (having the force of law) and notices under legislation concerning the protection of the Environment, the health, safety and welfare of persons in the workplace (or in the course of their work) or the generation, manufacture, transportation, storage, treatment, or disposal, import, export, supply, distribution or other handling of any substance or waste which is capable of causing harm or damage to the Environment (in all cases, from time to time in effect);
“Environmental Licence” means any permit, licence, authorisation, registration, certificate, permission, accreditation, consent, exemption or other approval required under or in relation to any Environmental Law; and
“Remedial Action” means any material work or action limiting, mitigating, remediating, preventing, removing, ameliorating or containing the presence or effect of any contaminating substance (including any controlled, clinical, special or hazardous waste, any polluting, toxic, dangerous or radioactive substance, or any other similar substance capable of causing harm to the Environment) in or on the Environment.

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17.1.1
Each G4Si Group Company is (and during the two years prior to the date of this Agreement has been), and the International Logistics Business is operated (and during the two years prior to the date of this Agreement has been operated), in material compliance with all applicable Environmental Laws.

17.1.2
Each G4Si Group Company has obtained all material Environmental Licences necessary to conduct the International Logistics Business (as conducted immediately prior to the Reorganisation) or necessary to own or operate the assets required to conduct the International Logistics Business (as conducted immediately prior to the Reorganisation) (collectively, the “Group Environmental Licences”) and, so far as the Seller is aware, no facts or circumstances exist (including the arrangements contemplated by this Agreement) which may result in the termination, revocation or suspension of any Group Environmental Licence.

17.1.3
No G4Si Group Company is involved in any claim, legal action, proceeding, suit, litigation, prosecution, mediation, arbitration or other dispute resolution proceedings concerning any Environmental Law or any Environmental Licence which is material to the business of the G4Si Group (“Environmental Actions”) and, so far as the Seller is aware, no Environmental Actions are pending or threatened against a G4Si Group Company.

17.1.4
No G4Si Group Company is responsible (wholly or in part) for any Remedial Action in relation to any property or part thereof now or previously owned, leased, occupied, used or controlled by any G4Si Group Company (including the Properties), where such Remedial Action is material in the context of that G4Si Group Company.

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Schedule 10
Warranties given by the Purchaser under Clause 7.3

1	Authority and Capacity

1.1	Incorporation
The Purchaser is validly existing and is a company duly incorporated under the law of its jurisdiction of incorporation.

1.2	Authority to enter into Transaction Documents

1.2.1	The Purchaser has the legal right and full power and authority to enter into and perform this Agreement and the other Transaction Documents to be executed by it.

1.2.2	The documents referred to in paragraph 1.2.1 will, when executed, constitute valid and binding obligations on the Purchaser in accordance with their respective terms.

1.3	Authorisation
The Purchaser has taken all corporate action required by it to authorise it to enter into and perform this Agreement and the other Transaction Documents to be executed by it.

2	Financing
At the relevant time for payment, the Purchaser will be able to pay the Purchase Price.

3	Insolvency etc.

3.1.1	The Purchaser is not insolvent or unable to pay its debts as they fall due.

3.1.2
There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or other insolvency proceedings concerning any member of the Purchaser’s Group which may adversely affect the ability of the Purchaser to comply with the Transaction Documents and, so far as the Purchaser is aware, no events have occurred which, under Applicable Laws, would justify such proceedings.

3.1.3
So far as the Purchaser is aware, no steps have been taken to enforce any security over any assets of any member of the Purchaser’s Group which may adversely affect the ability of the Purchaser to comply with the Transaction Documents and no event has occurred to give the right to enforce such security.

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